Exhibit 2.1
APPENDIX A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
by and among
4D PHARMA PLC,
DOLPHIN MERGER SUB LIMITED
and
LONGEVITY ACQUISITION CORPORATION
OCTOBER 21, 2020

i

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 21, 2020 (the “date hereof”), is made by and among 4D pharma plc, a public limited company incorporated under the laws of England and Wales (“Parent”), Dolphin Merger Sub Limited, a British Virgin Islands company limited by shares (“Merger Sub”), and Longevity Acquisition Corporation, a British Virgin Islands company limited by shares (the “Company”). The Company, Parent and Merger Sub will each be referred to herein from time to time as a “Party” and, collectively, as the “Parties.” Capitalized terms used and not otherwise defined herein have the meanings set forth in ARTICLE X below.
WHEREAS, Parent desires to acquire one hundred percent (100%) of the issued and outstanding shares of the Company on the terms and subject to the conditions set forth herein;
WHEREAS, in furtherance of the indirect acquisition of the issued and outstanding shares of the Company by Parent and in accordance with the terms hereof, the Company shall provide an opportunity to its Public Shareholders to have their Company Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement and the Prospectus and the Memorandum and Articles of Association in conjunction with, inter alia, obtaining approval from the shareholders of the Company for the Merger (collectively with the other transactions, authorization and approvals set forth in the Proxy Statement, the “Offer”);
WHEREAS, Whale Management Corporation (“Sponsor”) and the other Persons indicated on the signature pages thereof have delivered to Parent a Voting and Support Agreement, dated as of the date hereof (the “Company Voting Agreement”), pursuant to which, among other things, Sponsor and the other Persons indicated on the signature pages thereof have agreed to vote their Company Shares in favor of certain matters (including the Merger and certain other proposals of the Company set forth in the Proxy Statement), all on the terms and subject to the conditions set forth therein;
WHEREAS, in connection with the Merger, Parent may obtain commitments from certain investors for a private placement of Parent Ordinary Shares (the “PIPE Investment”) pursuant to the terms of one or more Subscription Agreements (each, a “Subscription Agreement”), such private placement to be consummated immediately prior to the consummation of the Merger;
WHEREAS, in connection with the Merger, Parent and Company will enter into backstop arrangements (the “Backstop Arrangements”) with certain investors, including the Parent Shareholders, pursuant to the terms of one or more Backstop Agreement (the “Backstop Agreements”), such arrangements to be consummated immediately prior to the consummation of the Merger;
WHEREAS, the board of directors of the Company has approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, and determined to recommend to its shareholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger;
WHEREAS, the independent directors of Parent intend to recommend to its shareholders the resolutions required to consummate the Merger;
WHEREAS, the board of directors of Merger Sub has approved and adopted this Agreement and the transactions contemplated hereby and concurrently herewith Parent is delivering a consent as the sole shareholder of Merger Sub approving and adopting this Agreement and the transactions contemplated hereby; and
WHEREAS, the Parties desire for U.S. federal income tax purposes that the Merger qualify for the Intended Tax Treatment, that this Agreement constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and that Parent and the Company will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
THE MERGER; CLOSING
1.01 The Merger.
(a) Subject to the terms and conditions hereof, at the Effective Time, and in accordance with the applicable provisions of the BVI Business Companies Act, the Company will merge with and into the Merger Sub (the “Merger”) in accordance with the BVI Business Companies Act, whereupon the separate existence of the Company will cease, and the Merger Sub will be the surviving company (the “Surviving Company”).
(b) At the Closing, the Company and Merger Sub will cause articles of merger containing: a plan of merger approved by the directors of each entity (which plan shall itself shall reflect the terms of the Merger as set out herein and be in the form, and containing those items, as required by Section 170(2) of the BVI Business Companies Act); and those other items to be contained in the articles of merger under Section 171(1) of the BVI Business Companies Act in the agreed form (such articles containing the plan of the merger and such other items, the “Articles of Merger”) to be executed and then filed for registration by the BVI Registrar together with the resolution amending Merger Sub’s memorandum and articles of association in accordance with Section 1.03 pursuant to Section 171(2)(a) of the BVI Business Companies Act and the relevant provisions of the BVI Business Companies Act (and, if required, Merger Sub shall also simultaneously file notice of such amendment to its memorandum and articles or a restated memorandum and articles incorporating such amendment pursuant to Section 13(1) of the BVI Business Companies Act). The filings of the Articles of Merger and amendments to the memorandum and articles of association of Merger shall be made using the expedited Premium Service offered by the BVI Registrar. The Merger will become effective at such time on the Closing Date as the Articles of Merger and the resolution amending Merger Sub’s memorandum or articles of association and their amendment are registered by the BVI Registrar or at such other time subsequent thereto, but not exceeding 30 days, as mutually agreed between Parent and Company and specified in the Articles of Merger (the “Effective Time”).
(c) From and after the Effective Time, the Surviving Company will succeed to all the assets, rights, privileges, immunities, powers and franchises and be subject to all of the Liabilities, restrictions, disabilities and duties of the Company and Merger Sub, all as provided under this Agreement, the Articles of Merger and the applicable provisions of the BVI Business Companies Act.
1.02 Effect on Outstanding Shares.   Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger:
(a) The register of members of the Company will be closed, and thereafter there will be no further registration of transfers of Company Shares. From and after the Effective Time, the holders of the Company Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect thereto except as otherwise provided in this Agreement or by Law.
(b) Each Company Share issued and outstanding immediately prior to the Effective Time (which excludes, in each case, Excluded Shares and Dissenting Shares, if any) will be automatically converted into the right to receive the Per Share Merger Consideration.
(c) Each Company Share, if any, held immediately prior to the Effective Time by the Company or Parent (collectively, the “Excluded Shares”) will be automatically canceled and no payment will be made with respect thereto.
(d) Each Outstanding Warrant shall be assumed by Parent and automatically converted into a warrant to purchase Parent Ordinary Shares payable in Parent ADSs (collectively, the “Assumed Warrants”). Each Assumed Warrant shall (i) constitute the right to acquire a number of Parent ADSs equal to (in each case, as rounded down to the nearest whole number) the product of (A) the Per Share Merger Consideration, multiplied by (B) the number of Company Shares subject to the unexercised portion of such Outstanding Warrant, multiplied by (C) the ADS Exchange Rate and (ii) have an exercise price per Parent ADS equal to (in each case, as rounded up to the nearest whole cent) the quotient of (A) the exercise price per share of such Outstanding Warrant prior to its assumption, divided by (B) the

Per Share Merger Consideration, divided by (C) the ADS Exchange Rate. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Ordinary Shares for delivery upon exercise of the Outstanding Warrants to be issued for the Assumed Warrants in accordance with this Section 1.02(d).
(e) Each Outstanding Right shall be assumed by Parent and automatically converted into a right to receive Parent Ordinary Shares payable in Parents ADSs (collectively, the “Assumed Rights”). Each Assumed Right shall constitute the right to automatically convert, upon the consummation of the Merger, into a number of Parent ADSs equal to (in each case, as rounded down to the nearest whole number) the product of (A) the Per Share Merger Consideration, multiplied by (B) the number of Company Shares subject to the unexercised portion of such Outstanding Right, multiplied by (C) the ADS Exchange Rate. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Ordinary Shares for delivery upon the conversion of the Assumed Rights in accordance with this Section 1.02(e).
(f) The Company Unit Purchase Option shall be assumed by Parent, such that each Outstanding Option shall be assumed by Parent and automatically converted into an option to receive upon exercise, with respect to each of the (i) Company Shares issuable upon the exercise of the Company Unit Purchase Option, the Per Share Merger Consideration calculated in accordance with Section 1.02(b) and Section 1.07, (ii) the Company Warrants issuable upon the exercise of the Company Unit Purchase Option, the number of Parent Ordinary Shares payable in Parents ADSs calculated in accordance with Section 1.02(d), and (iii) the Company Rights issuable upon the exercise of the Company Unit Purchase Option, the number of Parent Ordinary Shares payable in Parents ADSs calculated in accordance with Section 1.02(e).
1.03 Organizational Documents.   At the Effective Time, the Memorandum and Articles of Association, as in effect immediately prior to the Effective Time, shall cease to have effect and the memorandum and articles of association of the Merger Sub (the “Charter Documents”), as in effect immediately prior to the Effective Time but subject to those amendments made at the Effective Time filed pursuant to Section 1.01(b), shall be the Charter Documents of the Surviving Company, except that the name of the Surviving Company shall be “ 4D Pharma BVI Limited”.
1.04 Directors and Officers.   Immediately after the Effective Time, the board of directors and officers of the Merger Sub prior to the Effective Time shall be the initial board of directors and officers of the Surviving Company.
1.05 Dissenting Shares.   Notwithstanding anything in this Agreement to the contrary, shares of the Company issued and outstanding immediately prior to the Effective Time that are held by any holder who is (a) entitled to dissent to the Merger pursuant to Section 179 of the BVI Business Companies Act and (b) properly dissents to the proposed corporate action and makes a proper demand for payment of such shares in accordance with Section 179 of the BVI Business Companies Act (the “Dissenting Shares”) shall not be converted into the right to receive the applicable portion of the Share Merger Consideration or Merger Consideration for such Dissenting Shares pursuant to Section 1.02(b), but instead such holder shall be entitled to such rights as are granted by the BVI Business Companies Act to a holder of Dissenting Shares. The Company shall deliver prompt notice to the Parent of any demands for payment or appraisal of any Company Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the BVI Business Companies Act that relate to such demand and the Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company will not voluntarily make any payment with respect to any demand for appraisal with respect to any Dissenting Shares without the prior written consent of Parent (which consent may or may not be given in the sole and absolute discretion of Parent).
1.06 Withholding.   Notwithstanding any provision contained herein to the contrary, each of Parent and the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Shares pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax Law. Any amount deducted or withheld pursuant to this Section 1.06 will be treated for all purposes of this Agreement as having been paid to such Person in respect of such deduction and withholding. At least five (5) Business Days prior to the Closing, Parent or the Exchange agent, as applicable, will (a) notify the Company Shareholders of any anticipated withholding, (b) consult with the Company in good faith to determine whether such deduction and withholding is required and (c) cooperate with the Company Shareholders to minimize the amount of any applicable withholding. Each of Parent and the Exchange Agent will pay, or will cause to be paid, all amounts so deducted or withheld to the appropriate taxing authority within the period required under applicable Law.
1.07 Payment Methodology.
(a) Prior to the Effective Time, the Company, Parent and the Exchange Agent will enter into an exchange agent agreement (the “Exchange Agent Agreement”), and at or prior to the Effective Time, Parent shall make available to the Exchange Agent the Merger Consideration to be paid in respect of the Company Shares pursuant to Section 1.02(b).
(b) After the Closing, promptly following delivery by a Company Shareholder (other than any Person who was a registered holder of Excluded Shares or Dissenting Shares immediately prior to the Effective Time, solely with respect to such Excluded Shares or Dissenting Shares) to the Exchange Agent of a duly completed and executed letter of transmittal in a form mutually agreeable to the Parties (a “Letter of Transmittal”) and, if the Company Shares of such Company Shareholders are certificated, the share certificates representing such Company Shares, subject to the satisfaction of any other conditions to be met as set forth in the Letter of Transmittal, Parent will promptly (i) issue, or cause to be issued, to the Depositary Bank for the benefit of such Company Shareholder (and Parent will direct the Exchange Agent to take all necessary action to record and effect the same) the number of Parent Ordinary Shares equal to the Per Share Merger Consideration multiplied by the number of Company Shares registered in the name of by such Company Shareholder immediately prior to the Effective Time (the “Share Merger Consideration”) and (ii) issue, or cause to be issued, to such Company Shareholder (and Parent will direct the Exchange Agent to take all necessary action to record and effect the same) the number of Parent ADSs equal to the Share Merger Consideration multiplied by the ADS Exchange Rate (the “Merger Consideration”). Any portion of the Merger Consideration that remains undistributed to the Company Shareholders on the date that is one (1) year after the Effective Time will be delivered to Parent upon demand, and any holders of Company Shares that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered or transferred their certificates representing such Company Shares for exchange pursuant to this Section 1.07 will thereafter look for payment of the Merger Consideration payable in respect of the Company Shares represented by such certificates solely to Parent (subject to abandoned property, escheat or similar Laws). Any portion of the Merger Consideration remaining unclaimed by the Company Shareholders three (3) years after the Closing Date (or if earlier, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) will become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.
(c) Any Merger Consideration that is to be issued to Company Shareholders under this Agreement will be issued directly to registered Company Shareholders in accordance with the instructions specified by such holder in its Letter of Transmittal. In no event shall any fractional shares of Share Merger Consideration or fractional interest of Merger Consideration be issued under this Agreement (with any fractional Parent Ordinary Share, in the case of the Share Merger Consideration, and, thereafter, any fractional Parent ADS, in the case of the Merger Consideration, that would otherwise be issued rounded down to the nearest whole Parent Ordinary Share and Parent ADS, as applicable). If any portion of the Merger Consideration is to be issued to a Person other than the Person in whose name the relevant Company Shares were registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Shares shall have been permitted in accordance with the terms of the Company’s Governing Documents, as in effect immediately prior to the Effective Time, (ii) the certificate of such Company Shares shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such portion of the Merger Consideration, or the Person in whose name such portion of the Merger Consideration is issued, shall have already executed and delivered counterparts to such other documents as are reasonably deemed necessary by the Surviving Company or Parent, including, with respect to the Lock-Up Shareholders, the Lock-Up Agreement, and

(iv) the Person requesting such delivery shall pay to the Parent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such certificate of Company Shares or establish to the satisfaction of the Surviving Company and Parent that such Tax has been paid or is not payable.
(d) None of Parent, the Exchange Agent, the Surviving Company nor their Affiliates will be liable to any Company Shareholder for any Merger Consideration paid to any public official pursuant to applicable abandoned property, escheat or similar Laws.
(e) In the event that any certificates representing Company Shares have been lost, stolen or destroyed, the Exchange Agent will issue, upon receipt of an affidavit of that fact by the holder thereof in form and substance satisfactory to the Exchange Agent, the Per Share Merger Consideration payable in respect thereof pursuant to Section 1.02. Parent or the Exchange Agent may, in its discretion and as a condition precedent to the payment of such Per Share Merger Consideration, require the owners of such lost, stolen or destroyed certificates to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
1.08 The Closing.   The closing of the Merger (the “Closing”) will take place electronically by the exchange of PDF copies of documents at 10:00 a.m. local time in the British Virgin Islands on the second Business Day following full satisfaction or due waiver of all of the closing conditions set forth in ARTICLE VII hereof (other than those to be satisfied at the Closing itself, but subject to the satisfaction or waiver of such conditions) or on such other date or time as is mutually agreed to in writing by Parent and the Company. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.
1.09 Tax-Matters.   Notwithstanding anything else in this Agreement, Parent and Merger Sub make no representations or warranties to the Company or to any shareholder regarding the Tax consequences to the Company or any holder of Company Equity Securities of this Agreement, the Merger or any of the other transactions contemplated by this Agreement, and the Company and the holders of Company Equity Securities acknowledge that they are relying solely on their own Tax advisors in connection therewith.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the sections of the disclosure letter prepared by the Company (the “Company Disclosure Letter”) and dated as of the date of this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the SEC Reports filed or furnished by the Company prior to the date hereof (excluding any disclosures in such SEC Reports under the headings “Risk Factors”, “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature), the Company represents and warrants to Parent and Merger Sub as follows:
2.01 Organization and Power.   The Company is a company limited by shares duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands, with full power and authority to enter into this Agreement and perform its obligations hereunder. There is no pending, or to the Company’s Knowledge, threatened, action for the dissolution, liquidation or insolvency of the Company.
2.02 Authorization.   Subject to receipt of the Company Shareholder Approval, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement is a valid and binding obligation of Parent and Merger Sub, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other legal requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

2.03 No Violations.   Subject to (a) receipt of the Company Shareholder Approval, (b) the registration of the Articles of Merger by the BVI Registrar and (c) compliance with and filings under the federal securities Laws, any U.S. state or foreign securities or “blue sky” laws and the rules and regulations of Nasdaq, the execution and delivery of this Agreement by the Company and the execution and delivery of other Transaction Documents to which the Company is party do not and will not, and the performance and compliance with the terms and conditions hereof and thereof by the Company and the consummation of the transactions contemplated hereby and thereby by the Company will not (with or without notice or passage of time, or both):
(a) violate or conflict with any of the provisions of the Company’s Governing Documents; or
(b) violate, conflict with, result in a breach or constitute a default under any provision of, or require any notice, filing, consent, authorization or approval under, any Legal Requirement binding upon the Company.
2.04 Capitalization; Subsidiaries.
(a) As of the date hereof, without taking into effect the Backstop Arrangements, the shares the Company is authorized to issue consist of (i) an unlimited number of Company Ordinary Shares, 2,626,822 of which are issued and outstanding including 1,250,000 shares issued to Sponsor, (ii) an unlimited number of Company Class A Preferred Shares, none of which is issued and outstanding, (iii) an unlimited number of Company Class B Preferred Shares, none of which is issued and outstanding, (iv) an unlimited number of Company Class C Preferred Shares, none of which is issued and outstanding, (v) an unlimited number of Company Class D Preferred Shares, none of which is issued and outstanding and (vi) an unlimited number of Company Class E Preferred Shares, none of which is issued and outstanding ((i) through (vi) collectively, (the “Company Shares”))
(b) As of the date hereof, the Company has (i) 351,411 Company Units issued and outstanding (the “Outstanding Units”), (ii) 2,626,822 Company Ordinary Shares issued and outstanding (including 351,411 Company Ordinary Shares issued and outstanding pursuant to the Outstanding Units) (the “Outstanding Shares”), (iii) 4,270,000 Company Warrants issued and outstanding (including 351,411 Company Warrants issued and outstanding pursuant to the Outstanding Units) (the “Outstanding Warrants”), (iv) 4,270,000 Company Rights issued and outstanding (including 351,411 Company Rights issued and outstanding pursuant to the Outstanding Units) (the “Outstanding Rights”), and (v) 240,000 Company Units subject to the Company Unit Purchase Option (the “Outstanding Options”). The Outstanding Units, the Outstanding Shares, the Outstanding Warrants, the Outstanding Rights and the Outstanding Options are collectively referred as the “Company Equity Securities”. All the outstanding Company Equity Securities have been duly and validly issued and are fully paid and non-assessable, and were issued in accordance with the registration or qualification requirements of the Securities Act, and any relevant state securities Laws or pursuant to valid exemptions therefrom.
(c) As of the date hereof, except for this Agreement, the Outstanding Warrants, the Outstanding Rights and the Company Unit Purchase Option, the Company has not granted any outstanding options, share appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Company Shares, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Company Shares or the value of which is determined by reference to the Company Shares, and there are no contracts of any kind which may obligate the Company to issue, purchase, redeem or otherwise acquire any of its Company Shares.
(d) The Company has no Subsidiaries and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. The Company is not party to any contract that obligates the Company to invest money in, loan money to or make any capital contribution to any other Person.
2.05 Governmental Consents, Etc.
Except for (a) receipt of the Company Shareholder Approval, (b) the applicable requirements of the federal securities Laws, any U.S. state or foreign securities or “blue sky” laws, and the rules and regulations of Nasdaq and (c) the registration of the Articles of Merger by the BVI Registrar, the Company is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, as applicable, and no consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by the Company in connection with its execution, delivery and performance of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, as applicable.
2.06 Legal Proceedings.   There are no pending or, to the Company’s Knowledge, threatened Legal Proceedings, in each case, against the Company including, any that (a) challenges the validity or enforceability of the Company’s obligations under this Agreement or the other Transaction Documents to which the Company is party or (b) seeks to prevent, delay or otherwise would reasonably be expected to adversely affect the consummation by the Company of the transactions contemplated herein or therein or otherwise result in a Company Material Adverse Effect.
2.07 SEC Filings and Financial Statements.
(a) The Company has timely filed or furnished all forms, reports, schedules, forms, statements and other documents required to be filed by it with the SEC (collectively, as they have been amended since the time of their filing and including all exhibits and supplements thereto, the “SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, reports, schedules, forms, statements and other documents required to be filed or furnished with the SEC subsequent to the date of this Agreement. The SEC Reports did not at the time they were filed with the SEC (except to the extent that information contained in any SEC Report has been superseded by a later timely filed SEC Report) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
(b) Each of the financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein.
(c) Except as and to the extent set forth on the balance sheet of the Company at August 31, 2020, including the notes thereto (as set forth in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2020 on file with the SEC, the “Company Subject Balance Sheet”), the Company has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), of the type required to be reflected on a consolidated balance sheet prepared in accordance with GAAP except for (i) liabilities and obligations incurred since the date of the Company Subject Balance Sheet in the Ordinary Course of Business that are not, individually or in the aggregate, material to the Company and none of which results from or arises out of any material breach of or material default under any contract, material breach of warranty, tort, material infringement or material violation of Law; (ii) liabilities and obligations incurred in connection with the transactions contemplated by the Company as set forth in this Agreement; and (iii) liabilities and obligations which are not, individually or in the aggregate, material to the Company.
(d) The Company has heretofore furnished to Parent and Merger Sub complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.
(e) All comment letters received by the Company from the SEC or the staff thereof since its inception through the date hereof and all responses to such comment letters filed by or on behalf of the Company are either publicly available on the SEC’s EDGAR website or have otherwise been made available to Parent and Merger Sub.

(f) To the Company’s Knowledge each director and executive officer of the Company has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder.
(g) The Company has timely filed and made available to Parent and the Merger Sub all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any SEC Report (the “Company Certifications”). Each of the Company Certifications is true and correct. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings and other public disclosure documents. As used in this Section 2.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.
(h) The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP. The Company has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(i) The Company has no off-balance sheet arrangements.
(j) Neither the Company nor, to the Knowledge of the Company, any manager, director, officer, employee, auditor, accountant or Representative of the Company has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices. No attorney representing the Company, whether or not employed by the Company, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board (or any committee thereof) or to any director or officer of the Company. Since the Company’s inception, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.
(k) To the Company’s Knowledge, as of the date hereof, no employee of the Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. As of the date hereof, neither the Company nor any officer, employee, contractor, subcontractor or agent of the Company has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).
2.08 Absence of Certain Changes.   During the period from the date of the Company Subject Balance Sheet to the date hereof, the Company has conducted its business in the Ordinary Course of Business and:
(a) there has not been a Company Material Adverse Effect;
(b) the Company has not declared, set aside or paid any dividend or other distribution or payment in respect of its securities;

(c) the Company has not sold, assigned, transferred, conveyed, leased or otherwise disposed of any material portion of its assets or incurred any Indebtedness;
(d) the Company has not made any loans, advances, or capital contributions to, or investments in, any Person;
(e) the Company has not (i) increased the base salary or base wages payable to any of its officers or employees other than increases made in the Ordinary Course of Business, (ii) increased severance obligations payable to any of its officers or employees or (iii) made or committed to make any bonus payment to any of its employees or agents other than payments or arrangements in the Ordinary Course of Business;
(f) the Company has not acquired by merger, consolidation or otherwise any business of any Person or division thereof;
(g) there has not been any casualty event that has resulted in or is reasonably likely to result in a loss in excess of $500,000, whether or not covered by insurance;
(h) there has not been any material change by the Company in accounting or Tax reporting principles, methods or policies;
(i) the Company has not made or rescinded any material election relating to Taxes, settled or compromised any material Claim relating to Taxes, or amended any material Tax Return;
(j) the Company has not settled any material Legal Proceedings; and
(k) the Company has not agreed or committed, whether orally or in writing, to do any of the foregoing.
2.09 Company Trust Amount.   As of the day immediately preceding the date hereof, the Company Trust has a rounded-off balance of no less than $14,607,680.90 (the “Company Trust Amount”). Such monies are invested solely in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company pursuant to the Company Trust Agreement. The Company Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Company Trust Agreement in the SEC Reports to be inaccurate in any material respect or that would entitle any Person (other than the underwriters of Company’s initial public offering for deferred underwriting commissions as described in the SEC Reports and holders of Company Public Shares who shall have elected to redeem their Company Shares pursuant to the Company’s Governing Documents, to any portion of the proceeds in the Company Trust). Prior to the Closing, none of the funds held in the Company Trust may be released except (x) to pay income and other tax obligations from any interest income earned in the Company Trust or (y) to redeem Company Shares in accordance with the provisions of Company’s Governing Documents (the “Permitted Releases”).
2.10 Broker.   There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of the Company.
2.11 Solvency.   The Company is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company.
2.12 Company Information.   None of the information supplied or to be supplied by the Company or any of its Affiliates expressly for inclusion in the SEC Reports, mailings to the Company Shareholders with respect to the Offer or the Merger, any supplements thereto or in any other document filed with any Governmental Entity in connection herewith, will, at the date of filing or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company or that is included in the applicable filings). No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied or to be supplied by, the Company, the Company Shareholders or any of their respective Affiliates.
2.13 Listing.   The Company Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq as of the date hereof. As of the date hereof, there is no Legal Proceeding pending or, to the Company’s Knowledge, threatened in writing against the Company by the SEC with respect to the deregistration of the Company Shares under the Exchange Act. As of the date hereof, there is no Legal Proceeding pending or, to the Company’s Knowledge, threatened in writing against the Company by Nasdaq with respect to the delisting of the Company Shares on Nasdaq. The Company has taken no action that is designed to terminate the registration of the Company Shares under the Exchange Act.
2.14 Affiliate Transactions.   Other than (i) for payment of salary and benefits for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company or (iii) with respect to any Person’s ownership of shares or other securities of the Company, there are no contracts or arrangements under which there are any existing or future liabilities or obligations between the Company, on the one hand, and, on the other hand, any (y) present or former manager, employee, officer or director of the Company or any of its Subsidiaries or (z) record or beneficial owner of 5% or more of the outstanding Company Shares as of the date hereof.
2.15 Company Contracts.   As of the date hereof, the Company is not party to any contract (other than nondisclosure agreements (containing customary terms) to which the Company is a party that were entered into in the Ordinary Course of Business).
2.16 Intellectual Property.   The Company does not own or license the right to use any patents, copyrights, trademarks, trade secrets, know-how or software, and none are or ever have been necessary for the operation of its business. To the Knowledge of the Company, as of the date hereof, the Company is not infringing, misappropriating or otherwise violating, and has never infringed, misappropriated or otherwise violated, the intellectual property or proprietary rights of any Person. As of the date hereof, there are no claims pending or, to the Knowledge of the Company, threatened alleging that the Company is currently infringing upon, misappropriating or using in an unauthorized manner or violating the intellectual property or proprietary rights of any Person, and the Company is unaware of any facts which would form a reasonable basis for any such claim. The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement or contract relating to intellectual property.
2.17 Employees.
(a) As of the date hereof, other than the officers of the Company, the Company has no employees.
(b) As of the date hereof, the Company is not, nor has ever been, a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. There has been no organizational effort made or, to the Knowledge of the Company, threatened, either currently or since the date of organization of the Company, by or on behalf of any labor union with respect to the service providers of the Company. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company is in compliance with all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, classification of employees, workers’ compensation, occupational safety and health, immigration, affirmative action, employee and data privacy, plant closings, and wages and hours, and (ii) all payments due from the Company on account of wages have been paid or properly accrued as a liability on the books of the Company.
2.18 Employee Benefits.   Neither the Company nor any of its ERISA Affiliates maintains, sponsors or contributes to or in the past has maintained, sponsored or contributed to any Company Employee Benefit Plan. Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement shall, individually, in the aggregate or in connection with any other event, (a) result in any payment becoming due to any officer, employee, consultant or director of the Company, (b) increase or modify any benefits otherwise payable by the Company to any employee, consultant or director of the Company, or (c) result in the acceleration of time of payment or vesting of any such benefits.
2.19 Real Property.   The Company does not own, lease or use any real property.
2.20 Tax Matters.   Except as would not reasonably be expected to have a Company Material Adverse Effect:
(a) the Company has timely filed (taking into account all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it and all such Tax Returns are true, correct, and complete in all respects;
(b) all Taxes of the Company (whether or not shown on any Tax Returns) that are due have been fully and timely paid;
(c) the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party;
(d) there are no Liens for Taxes (except Taxes not yet due and payable) on any of the assets of the Company;
(e) there are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any Taxes of the Company or the assets of the Company; and
(f) no deficiency with respect to an amount of Taxes has been proposed, asserted or assessed against the Company.
Notwithstanding any other provision in this Agreement, the representations and warranties in Section 2.18, this Section 2.20 and Section 2.24 are the only representations and warranties in this Agreement with respect to the Tax matters of the Company.
2.21 Legal Requirements and Permits.
(a) the Company is in compliance in all material respects with all applicable Legal Requirements. As of the date hereof, the Company is not under investigation by any Governmental Entity with respect to any alleged material violation of any applicable legal requirements.
(b) the Company has been granted all Permits necessary for and material to the conduct of its business as conducted as of the date hereof, taken as a whole. Such Permits are valid and in full force and effect and each Group Company is in material compliance with all of such Permits. There is no lawsuit or similar proceeding pending or, to the Knowledge of the Company, threatened, to revoke, suspend, withdraw or terminate any such Permit.
2.22 Insurance.   The Company does not own or maintain any insurance policies, nor is any insurance necessary for the operation of its business.
2.23 Vote Required.   The affirmative vote of the holders of a majority of the Company Shares entitled to vote thereon and present in person or by proxy at a meeting in which a majority in voting power of the Company Shares (the “Company Required Vote”) is the only vote of the holders of any class or series of Company’s shares necessary to obtain the Company Shareholder Approval.
2.24 Tax-Free Reorganization.   As of the date hereof, the Company has not taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the Knowledge of the Company is there any other fact or circumstance that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.
2.25 Investment Company.   The Company is not an “investment company,” a company controlled by an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

2.26 Minute Books.   The minute books and other similar records of the Company contain, in all material respects, complete and accurate records of all actions taken at any meetings of directors (or committees thereof) and shareholders or actions by written consent in lieu of the holding of any such meetings since the time of organization of each such corporation through the date of this Agreement. The Company has provided true and complete copies of all such minute books and other similar records to the Company’s representatives.
2.27 Absence of Certain Payments.   As of the date of this Agreement, to the Knowledge of the Company, no employee of the Company has, and no agent or Representative when acting on behalf of the Company has, in violation of Law (i) used any corporate funds for any contribution, gift, entertainment or other expense relating to political activity; (ii) made any direct or indirect payment to any foreign or domestic government official or employee from corporate funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other payment.
2.28 Company Investigations.   The Company acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Group Companies which it and its Representatives have desired or requested to review, and that they and their Representatives have had full opportunity to meet with the management of Parent and to discuss the business and assets of the Group Companies. The Company acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Group Companies and their respective businesses and operations.
2.29 Backstop Arrangements.   As of the date hereof, Company has delivered to the Parent true and correct copies of each of the Backstop Agreements entered into by Company and the Persons named therein (collectively, the “Backstop Shareholders”), pursuant to which the Backstop Shareholders have committed to provide financial backing to the Company in the aggregate amount of up to the Company Trust Amount (the “Backstop Amount”). To the Knowledge of the Company, with respect to each Backstop Shareholder, the Backstop Agreements are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, and no withdrawal, termination, amendment or modification is contemplated by the Company. Each Backstop Agreement is a legal, valid and binding obligation of Company and, to the knowledge of Company, the other parties thereto. There are no other agreements, side letters, or arrangements between Company and any Backstop Shareholder relating to any Backstop Agreement, that could affect the obligation of the Backstop Agreements to contribute to Company the applicable portion of the Backstop Amount set forth in the Backstop Agreements.
2.30 NO ADDITIONAL REPRESENTATIONS; NO RELIANCE.   EACH OF PARENT AND MERGER SUB ACKNOWLEDGES AND AGREES THAT: (A) NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE II, NONE OF THE COMPANY OR AFFILIATE THEREOF NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING; (B) PARENT HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY FROM THE COMPANY SHAREHOLDERS, THE COMPANY OR ANY OTHER PERSON IN DETERMINING TO ENTER INTO THIS AGREEMENT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT; AND (C) NONE OF THE COMPANY SHAREHOLDERS, THE COMPANY OR ANY OTHER PERSON WILL HAVE, OR BE SUBJECT TO, ANY LIABILITY TO PARENT OR MERGER SUB OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO, OR USE BY, PARENT OR THE MERGER SUB OF ANY INFORMATION REGARDING THE COMPANY FURNISHED OR MADE AVAILABLE TO PARENT OR THE MERGER SUB AND ITS REPRESENTATIVES, INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO PARENT OR THE MERGER SUB IN ANY DATA ROOM, MANAGEMENT

PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT IN THE CASE OF FRAUD. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE II, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE COMPANY.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in the sections of the disclosure letter prepared by Parent (the “Parent Disclosure Letter” and together with the Company Disclosure Letter, the “Disclosure Schedules”) dated as of the date of this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in any document or announcement issued or made by or on behalf of Parent to its shareholders through a Regulatory Information Service prior to the date hereof (excluding any disclosures in such documents or announcements that are predictive, cautionary or forward looking in nature), each of Parent and Merger Sub represents and warrants to the Company as follows:
3.01 Existence and Good Standing.
(a) Each of the Group Companies is duly organized, validly existing and, to the extent applicable in the respective jurisdiction and, to the Knowledge of Parent, in good standing under the Laws of the jurisdiction in which it is incorporated or organized to the extent applicable in such jurisdiction. Each of the Group Companies has all requisite corporate power and authority to own, lease and operate the properties and assets it owns, leases and operates and to carry on its business as such business is conducted, as of the date hereof.
(b) Each of the Group Companies is qualified to do business as a foreign entity in each jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where failure to be so duly qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Parent has made available to the Company an accurate and complete copy of each Governing Document of each Group Company, in each case, as in effect as of the date of this Agreement. Such Governing Documents are in full force and effect.
3.02 Authority; Enforceability.   Each of Parent and Merger Sub has the full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party, subject (in the case of performance) to obtaining the Parent Shareholder Approval. Assuming that this Agreement is a valid and binding obligation of the Company, this Agreement and each of the other Transaction Documents to which Parent or Merger Sub is a party (or will be a party at the Closing) constitutes (or will constitute) the valid and binding obligation of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other legal requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).
3.03 No Violations.   Except for (i) the registration of the Articles of Merger and any resolution amending Merger Sub’s memorandum or articles of association by the BVI Registrar, (ii) compliance with and filings under the federal securities Laws, any U.S. state or foreign securities or “blue sky” laws and the rules and regulations of Nasdaq and (iii) compliance with the UK Companies Act 2006 (as amended), the UK Financial Services and Markets Act 2000 (as amended), the AIM Rules for Companies, the Prospectus Regulation Rules and the Disclosure Guidance and Transparency Rules, and (iv) any violation, conflict, breach or default resulting solely from Parent or Merger Sub being party to the transactions contemplated hereby, the execution and delivery of this Agreement by Parent or Merger Sub and the execution and delivery of the other Transaction Documents to which Parent or Merger Sub is a party does not and will not, and the performance and compliance with the terms and conditions hereof and thereof by Parent or Merger Sub and the consummation of the transactions contemplated hereby and thereby by Parent or Merger Sub will not (with or without notice or passage of time, or both):
(a) violate, conflict with, result in a breach or constitute a default under any of the provisions of the memorandum and articles of association, certificate of incorporation or bylaws (or equivalent organizational documents) of any Group Company; or
(b) (i) violate or conflict with any provision of, (ii) cause a default under, or (iii) give rise to, or result in, a right of termination, cancellation, or acceleration of any obligation under any Legal Requirement applicable to a Group Company, except in each case as would not reasonably be expected to have a Material Adverse Effect.
3.04 Capitalization; Subsidiaries.
(a) As of the date hereof and without taking into effect the PIPE Investment, (i) the total number of shares of Parent in issue is 131,392,242 Parent Ordinary Shares (the “Outstanding Parent Shares”), (ii) 815,546 Parent Options are issued and outstanding as of the date hereof (the “Outstanding Parent Options”) and (iii) 21,925,960 Parent Warrants are issued and outstanding as of the date hereof (the “Outstanding Parent Warrants” and together with the Outstanding Parent Shares and the Outstanding Parent Options, the “Parent Equity Securities”). As of the date hereof, no Parent Ordinary Shares are held as treasury shares. All the outstanding Parent Equity Securities have been duly and validly issued and are fully paid and non-assessable, and were issued in accordance with the registration or qualification requirements of the Securities Act, the UK Companies Act 2006 (as amended) and the UK Financial Services and Markets Act 2000 (as amended) or pursuant to valid exemptions therefrom.
(b) The Parent Ordinary Shares underlying the Parent ADSs to be issued as Merger Consideration, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and nonassessable and issued in compliance with the UK Companies Act 2006 (as amended) and the UK Financial Services and Markets Act 2000 (as amended), all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the memorandum and articles of association or any contract to which Parent is a party or otherwise bound. There are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Parent’s Shareholders may vote. To the Knowledge of Parent, none of the Parent Ordinary Shares, including those underlying the Parent ADSs to be issued as Merger Consideration, are subject to any proxies, voting agreements, voting trusts or other similar arrangements which affect the rights of holder(s) to vote such securities, nor are any shareholder agreements, buy-sell agreements, restricted share purchase agreements, share purchase agreements, warrant purchase agreements, stock issuance agreements, stock option agreements, rights of first refusal or other similar agreements, in each case, to which Parent is a party, existing as of the date hereof with respect to such securities which in any manner would affect the title of any holder(s) to such securities or the rights of any holder(s) to sell the same free and clear of all Liens.
(c) Schedule 3.04 of the Parent Disclosure Letter accurately sets forth the name and place of incorporation or formation of each Subsidiary of Parent as of the date hereof. As of the date hereof, each such Subsidiary is directly or indirectly wholly owned by Parent. Each Group Company’s issued and outstanding shares, nominal share capital or other equity securities have been, to the extent applicable, duly authorized and validly issued and are fully paid and non-assessable. As of the date hereof, each Group Company has not granted any outstanding options, share appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Parent Ordinary Shares other than the Parent ADSs. There are no agreements requiring any Group Company to issue, purchase, redeem or otherwise acquire, or transfer, sell or otherwise dispose of any shares or other securities of any Group Company, including any options, subscriptions, rights, warrants, calls or other similar commitments or agreements relating thereto, or any share appreciation rights or securities convertible into or exchangeable or exercisable for Parent Ordinary Shares other than Parent ADSs, or any commitments or agreements the value of which is determined by reference to the Parent Ordinary Shares other than the Parent ADSs. To the Knowledge of Parent, no shares or other securities of any Group Company, are subject to any proxies, voting agreements, voting trusts or other similar arrangements which affect the rights of holder(s) to vote such securities, nor are any stockholder agreements, buy-sell agreements, restricted share purchase agreements, equity purchase agreements, warrant purchase agreements, stock issuance agreements, stock option agreements, rights of first refusal or other similar agreements, in each case, to which the Parent or Merger Sub is a party, existing as of the date hereof with respect to such securities which in any manner would affect the title of any holder(s) to such securities or the rights of any holder(s) to sell the same free and clear of all Liens.
(d) Merger Sub is a newly incorporated company, formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. Merger Sub is a direct wholly-owned Subsidiary of Parent. Merger Sub has no Subsidiaries.
(e) Except for the obligations or liabilities incurred in connection with its organization, and the transactions contemplated by this Agreement, Merger Sub has not, and will not have prior to the Effective Time, incurred, directly or indirectly through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
3.05 Parent Disclosures and Notifications; Financial Position
(a) Parent has timely filed or furnished all forms, reports, schedules, statements and other documents required to be filed by it with UK Companies House.
(b) The financial statements of Parent were prepared in accordance with the UK Companies Act 2006 (as amended) and all Relevant Accounting Standards (except as disclosed or stated in the relevant accounts) and gave a true and fair view of the state of affairs of Parent and the Group Companies at the end of each of the relevant financial periods, subject to any qualifications contained in the report of the auditors on such accounts and of the profits and cashflows of the Group Companies for each such period.
(c) Parent has established procedures which provide a reasonable basis for its directors to make proper judgments as to the financial position of the Group Companies.
(d) In the last 12 months, there has been no change in Parent’s internal control over financial reporting of the Parent or Group Companies that has affected, or is reasonably likely to affect, in any material respect, Parent’s internal control over financial reporting of the Group Companies.
(e) The Group Companies keep books, records and accounts which accurately and fairly reflect its transactions, assets and liabilities.
3.06 Financial Statements and Other Financial Matters; No Undisclosed Liabilities.
(a) Set forth in Schedule 3.06 of the Parent Disclosure Letter are the following financial statements (the “Parent Financial Statements”):
(i) the unaudited unconsolidated balance sheet of each of the Group Companies as of June 30, 2020 and the related unaudited unconsolidated statement of comprehensive income (loss) for the six-month period then ended (such statements of operations collectively, the “Latest Statement of Operations”); and
(ii) the audited, consolidated balance sheets of the Group Companies as of December 31, 2019 and December 31, 2018 and the related consolidated statements of loss, changes in deficit and cash flows for the years ended December 31, 2019 and December 31, 2018.
(b) Since the Latest Balance Sheet Date, none of the Group Companies has incurred any obligation or liability of any nature (whether accrued, absolute, contingent or otherwise) of the type required to be reflected on a consolidated balance sheet prepared in accordance with IFRS applied on a basis consistent with Parent’s past practices, other than any such liabilities or obligations (i) incurred in the Ordinary Course of Business since the Latest Balance Sheet Date, (ii) that are described in Schedule 3.06 of the Parent Disclosure Letter, (iii) incurred in connection with the transactions contemplated by this Agreement, (iv) for performance of obligations of any Group Company under the Material Contracts, (v) otherwise disclosed in the Parent Financial Statements, this Agreement or the Parent Disclosure Letter or (vi) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
3.07 Absence of Certain Changes.   During the period from the Latest Balance Sheet Date to the date hereof, each Group Company has conducted its business in the ordinary course substantially consistent with past practices and:
(a) there has not been a Material Adverse Effect;
(b) none of the Group Companies has declared, set aside or paid any dividend or other distribution or payment in respect of its securities other than intercompany distributions;
(c) none of the Group Companies has sold, assigned, transferred, conveyed, leased or otherwise disposed of any material portion of its assets or incurred any Indebtedness, except in the Ordinary Course of Business;
(d) none of the Group Companies has made any loans, advances, or capital contributions to, or investments in, any Person other than another Group Company;
(e) none of the Group Companies has (i) increased the base salary or base wages payable to any of its officers or employees other than increases made in the Ordinary Course of Business, (ii) increased severance obligations payable to any of its officers or employees or (iii) made or committed to make any bonus payment to any of its employees or agents other than payments or arrangements in the Ordinary Course of Business;
(f) none of the Group Companies has acquired by merger, consolidation or otherwise any business of any Person or division thereof;
(g) there has not been any casualty event that has resulted in or is reasonably likely to result in a loss in excess of $500,000, whether or not covered by insurance;
(h) there has not been any material change by any of the Group Companies in accounting or Tax reporting principles, methods or policies;
(i) none of the Group Companies has made or rescinded any material election relating to Taxes, settled or compromised any material Claim relating to Taxes, or amended any material Tax Return;
(j) none of the Group Companies has settled any material Legal Proceedings; and
(k) none of the Group Companies has agreed or committed, whether orally or in writing, to do any of the foregoing.
3.08 Real Property.
(a) None of the Group Companies owns any real property.
(b) Schedule 3.08(b) of the Parent Disclosure Letter lists all real property in which any of the Group Companies owns a leasehold interest as of the date hereof that are material to the operations of Parent (the “Leased Real Property”) and a complete list of the Real Property Leases applicable thereto. A true and complete copy of each of the written Real Property Leases, as in effect as of the date hereof, has been delivered to Parent and none of the written Real Property Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Parent. The title in and to the leasehold interests in the Leased Real Property of each of the Group Companies is free and clear of Liens, except for Permitted Liens. Each of the Real Property Leases is in full force and effect and the Group Companies hold valid and existing leasehold interests thereunder as of the date hereof. Other than assignments or security interests that have been or will be terminated and released on or prior to the Closing Date, no Group Company has previously assigned its interest or granted any other security interest in any of the Real Property Leases.

(c) The Leased Real Property constitutes all of the material real property used as of the date hereof in the conduct of the business as conducted by the Group Companies as of the date hereof.
3.09 Tax Matters.   Except as would not reasonably be expected to have a Material Adverse Effect:
(a) each of the Group Companies has timely filed (taking into account all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it and all such Tax Returns are true, correct, and complete in all respects;
(b) all Taxes of the Group Companies (whether or not shown on any Tax Returns) that are due have been fully and timely paid;
(c) each of the Group Companies has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party;
(d) there are no Liens for Taxes (except Taxes not yet due and payable) on any of the assets of the Group Companies;
(e) there are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any Taxes of the Group Companies or the assets of the Group Companies; and
(f) no deficiency with respect to an amount of Taxes has been proposed, asserted or assessed against the Group Companies.
Notwithstanding any other provision in this Agreement, the representations and warranties in Section 1.09, this Section 3.09 and Section 3.14 are the only representations and warranties in this Agreement with respect to the Tax matters of the Group Companies and no representation or warranty is given under this Agreement with respect to any taxable period (or part thereof) that begins after the Closing Date.
3.10 Contracts.
(a) “Material Contract” shall mean each of the following contracts to which any of the Group Companies is a party or bound as of the date hereof, other than those that have expired or terminated or have been fully performed in accordance with their terms or that have no material, continuing rights or obligations thereunder, in each case as amended to date:
(i) each lease or agreement under which the Parent is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $200,000 (excluding the Real Property Leases);
(ii) each contract (other than those entered into by the Group Companies in the Ordinary Course of Business and contracts that can be terminated on not more than 90 days’ notice) that involves future payments, performance or services to or by any of the Group Companies of any amount or value reasonably expected to exceed $500,000 in the 2021 calendar year or $1,000,000 in the aggregate;
(iii) each contract by which any Intellectual Property is licensed to or licensed from any of the Group Companies and that involves annual individual license or maintenance fees in excess of $200,000, other than pursuant to licenses to a Group Company with respect to off-the-shelf or other unmodified commercially available software, including software licensed under “click-wrap” or “shrink-wrap” agreements;
(iv) each material joint venture or licensing arrangement with a third party involving the sharing of profits of any of the Group Companies with such third party;
(v) each contract that prohibits any Group Company from competing in the business of the Group Companies as conducted as of the date hereof or in any geographic area or that restricts any Group Company’s ability to solicit or hire any person as an employee;
(vi) each contract with any director, officer, employee or equity holder of any Group Company (other than contracts relating to any person’s employment with a Group Company);

(vii) each contract under which any Group Company has made advances or loans to another Person, other than to another Group Company or with respect to employee advances for business expenses in the Ordinary Course of Business;
(viii)      each contract relating to the incurrence, assumption or guarantee by any Group Company of any Indebtedness under which the principal amount outstanding thereunder payable by any Group Company is greater than $200,000, other than contracts solely between or among the Group Companies;
(ix) each contract with any labor union or collective bargaining association representing any employee of a Group Company; and
(x) each contract for the sale of any material assets of a Group Company other than in the Ordinary Course of Business or for the grant to any Person of any preferential purchase rights to purchase any of its material assets.
(b) With respect to each Material Contract, as of the date hereof (i) such Material Contract is the legal and valid obligation of the Group Company party thereto, and, to the Knowledge of Parent, of each other party thereto, enforceable against each of the Group Companies and, to the Knowledge of Parent, each other party thereto, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other legal requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity), (ii) no Group Company has given a written notice of its intent to terminate, materially modify, materially amend or otherwise materially alter the terms and conditions of any Material Contract or has received any written claim of default under any Material Contract, other than defaults that have been cured or waived in writing or would not reasonably be expected to have a Material Adverse Effect, and (iii) neither any Group Company thereto nor, to Parent’s Knowledge, any other party to any Material Contract is in material breach of or in material default under any Material Contract.
3.11 Intellectual Property.
(a) Each item of Registered Intellectual Property that is (i) necessary and material for the Group Company’s material business or operations as conducted as of the Closing (the “Group Company Business”) and (ii) owned by any Group Company (“Group Company Registered Intellectual Property”) is subsisting.
(b) As of the date hereof no Group Company has received any written notice that the conduct of Group Company Business violates or infringes any Intellectual Property rights of any other Person, nor, to the Knowledge of Parent, does the conduct of Group Company Business violate or infringe any valid and enforceable Registered Intellectual Property of any other Person. To the Knowledge of Parent, no third party is infringing, in any material respect, any of the Group Company Registered Intellectual Property.
(c) Each of the employees, consultants or contractors of the Group Companies who have contributed to or participated in the discovery, creation or development of any material Group Company Registered Intellectual Property (“Personnel”) (i) has assigned to Parent, or is under a valid obligation to assign to the Group Companies by contract or otherwise, all right, title and interest in such Intellectual Property, or (ii) is a party to a valid “work for hire” agreement under which the Group Companies are deemed to be the original author/owner of all subject matter included in such Group Company Registered Intellectual Property; or (iii) to the extent the Personnel do not have the ability to take any of the actions described in the foregoing clauses (i) or (ii), has granted to the Group Companies a license or other legally enforceable right granting the Group Companies to use such Group Company Registered Intellectual Property.
(d) To the Knowledge of Parent, each of the Group Companies have taken commercially reasonable measures to maintain and protect the secrecy, confidentiality and value of the Trade Secrets of Group Company Business. To the Knowledge of the Parent, no unauthorized disclosure of any such Trade Secret has been made as of the date hereof.

(e) Subject to any necessary notices and consents, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby will not result in the forfeiture, cancellation, termination or other material impairment of, or give rise to any right of any Person to cancel, terminate or otherwise impair the right of the Group Companies to own or use or otherwise exercise any other rights that the Group Companies currently have with respect to any Intellectual Property that is, individually or in the aggregate, material to the Group Companies.
3.12 Legal Proceedings; Orders.   There are no Legal Proceedings pending and, to the Knowledge of Parent, there are no Legal Proceeding threatened in writing, against any of the Group Companies other than any such Legal Proceeding that does not involve an amount in controversy in excess of $100,000 and does not seek material injunctive or other material non-monetary relief. There is no Order outstanding as of the date hereof (whether rendered by a Governmental Entity or by arbitration) against any Group Company or by which any Group Company is bound that involves an unsatisfied monetary obligation in excess of $100,000 or would reasonably be expected to have a Material Adverse Effect.
3.13 Consents.   No approval, consent, waiver or authorization of, no Order or filing with, and no notice to, any Governmental Entity or Real Property Lease is or will be required to be obtained or made by or on behalf of any Group Company in connection with the execution, delivery or performance of this Agreement or the consummation of the Merger, except (a) for the registration of the Articles of Merger and any resolution amending Merger Sub’s memorandum or articles of association by the BVI Registrar and (b) as would not result in a Material Adverse Effect.
3.14 Employee Benefits.   Neither Parent nor any of its Subsidiaries or ERISA Affiliates maintains, sponsors or contributes to or in the past has maintained, sponsored or contributed to any Parent Employee Benefit Plan. Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement shall, individually, in the aggregate or in connection with any other event, (a) result in any payment becoming due to any officer, employee, consultant or director of any Group Company, (b) increase or modify any benefits otherwise payable by any Group Company to any employee, consultant or director of such Group Company, or (c) result in the acceleration of time of payment or vesting of any such benefits.
3.15 Insurance.   With respect to each insurance policy all policies of insurance maintained by, or for the benefit of, each Group Company as of the date hereof, no Group Company or, to the Knowledge of Parent, insurer, is in material breach or material default (including with respect to the payment of premiums or the giving of notices), under such policy. All such policies are in full force and effect and no written notice of early cancellation or early termination has been received by any Group Company as of the date hereof with respect to any such policy and the policy limits have not been exhausted. All claims, occurrences, litigation and circumstances that could reasonably expected by any Group Company lead to a claim what would be covered by insurance policies have been properly reported to the applicable insurer in a timely fashion, except where the failure to report such a claim, occurrence, litigation or circumstance would not reasonably be expected to have a Material Adverse Effect.
3.16 Legal Requirements and Permits.
(a) Each of the Group Companies is in compliance in all material respects with all applicable Legal Requirements. To the Knowledge of Parent, as of the date hereof no Group Company is under investigation by any Governmental Entity with respect to any alleged material violation of any applicable legal requirements.
(b) Except for such failures or non-compliance as would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, (i) the Group Companies have been granted all licenses, permits, consents, approvals, franchises and other authorizations required to be obtained under any Legal Requirement (each a “Permit”) necessary for and material to the conduct of the business taken as a whole (collectively, the “Material Permits”), (ii) the Material Permits are valid and in full force and effect and each Group Company is in compliance with all of its Material Permits in all material respects and (iii) as of the date hereof there is no lawsuit or similar proceeding pending or, to the Knowledge of Parent, threatened, to revoke, suspend, withdraw or terminate any Material Permit.

3.17 Environmental Matters.
(a) Each of the Group Companies is in compliance with all Environmental Laws, which compliance includes the possession by the Group Companies of all Permits, licenses, consents, approvals and other governmental authorizations required under Environmental Laws except as would not result in a Material Adverse Effect.
(b) (i) There is no Environmental Claim pending as of the date hereof or, to the Knowledge of the Parent, threatened against any of the Group Companies that has not been fully resolved and (ii) to the Knowledge of Parent, there has been no release of any Hazardous Materials at any Leased Real Property that would reasonably be expected to result in any material liability against the Group Companies, including any cleanup liability, under Environmental Laws and no handling, storage or generation of wastes containing Hazardous Materials by the Group Companies against the Group Companies under Environmental Laws, except, in each case, as would not result in a Material Adverse Effect.
(c) No Group Company is subject to any Order issued specifically with respect to the Group Companies or the Leased Real Property that has not been fully resolved relating to compliance with, or the Release or cleanup of Hazardous Materials under, any Environmental Laws.
3.18 Relationships with Related Persons.   Except for any Backstop Shareholder with respect to the Backstop Arrangements, the Group Companies are not parties to any contracts with any Affiliate, shareholder, employee, member, manager, officer or director of any Group Company other than contracts governing an individual’s provision of services to the Group Companies and employee benefits and contracts between Group Companies. No Group Company has loaned or advanced any amounts that remain outstanding to, or received any loans or advancement of any amounts from, any Affiliate, shareholder, employee, member, manager, officer or director of any Group Company, other than in the Ordinary Course of Business or intercompany loans between Group Companies, and no Group Company has borrowed funds from any of the foregoing that remains outstanding other than intercompany loans between Group Companies. No Affiliate, shareholder, employee, member, manager, officer or director of a Group Company (other than another Group Company) (a) owns any material property right, tangible or intangible, which is used by a Group Company in the conduct of its business or (b) owns, directly or, to the Knowledge of Parent, indirectly, any Person that is a material customer, supplier, competitor or lessor of any Group Company. As of the date hereof there is no pending or, to the Knowledge of Parent, threatened charge, complaint, arbitration, audit, investigation or other action brought by or on behalf of, or otherwise involving, any current or former employee, any person alleged to be a current or former employee, any applicant for employment, or any class of the foregoing, or any Governmental Entity, that involves the labor or employment relations and practices of any Group Company that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.
3.19 Employees; Employment Matters and Independent Contractors.   As of the date hereof, neither the Parent nor any of its Subsidiaries is or ever has been a party to or bound by any collective bargaining agreement, nor have any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. There has been no organizational effort made or, to the knowledge of Parent, threatened, either currently or since the date of organization of the Parent, by or on behalf of any labor union with respect to the service providers of the Parent or any of its Subsidiaries. Except as would not reasonably be expected to have a Material Adverse Effect, (i) each of Parent and Merger Sub is in compliance with all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, classification of employees, workers’ compensation, occupational safety and health, immigration, affirmative action, employee and data privacy, plant closings, and wages and hours, and (ii) all payments due from Parent or Merger Sub on account of wages have been paid or properly accrued as a liability on the books of Parent.
3.20 Brokers’ Fees.   No Group Company is liable for any investment banking fee, finder’s fee, brokerage payment or other like payment in connection with the origination, negotiation or consummation of the transactions contemplated herein that will be the obligation of Parent or any of the Group Companies (following the Closing).

3.21 Absence of Certain Payments.   As of the date of this Agreement, to the Knowledge of the Parent, no employee of a Group Company has, and no agent or Representative when acting on behalf of a Group Company has, in violation of Law (i) used any corporate funds for any contribution, gift, entertainment or other expense relating to political activity; (ii) made any direct or indirect payment to any foreign or domestic government official or employee from corporate funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other payment.
3.22 Books and Records.   All books and records of the Group Companies are accurate and are maintained in accordance with applicable Laws, in each case, in all material respects.
3.23 Vote Required.   The approvals of a special resolution of Parent Shareholders are the only votes of any class or series of shares of Parent that are required to approve the Parent Proposals (the “Parent Required Vote”).
3.24 Company Investigations.   Each of Parent and Merger Sub acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company which it and its Representatives have desired or requested to review, and that they and their Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Each of Parent and Merger Sub acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, have formed an independent judgment concerning, the Company and their respective businesses and operations.
3.25 NO ADDITIONAL REPRESENTATIONS; NO RELIANCE.   THE COMPANY ACKNOWLEDGES AND AGREES THAT: (A) NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY PARENT AND MERGER SUB IN ARTICLE III, NO GROUP COMPANY OR AFFILIATE THEREOF NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE GROUP COMPANIES OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING; (B) THE COMPANY HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY FROM THE PARENT SHAREHOLDERS, PARENT, MERGER SUB OR ANY OTHER PERSON IN DETERMINING TO ENTER INTO THIS AGREEMENT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT; AND (C) NONE OF THE PARENT SHAREHOLDERS, PARENT, MERGER SUB OR ANY OTHER PERSON WILL HAVE, OR BE SUBJECT TO, ANY LIABILITY TO THE COMPANY OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO, OR USE BY, THE COMPANY OF ANY INFORMATION REGARDING THE GROUP COMPANIES FURNISHED OR MADE AVAILABLE TO THE COMPANY AND ITS REPRESENTATIVES, INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE COMPANY IN ANY DATA ROOM, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT IN THE CASE OF FRAUD. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY PARENT AND MERGER SUB IN ARTICLE III, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY PARENT AND MERGER SUB.

ARTICLE IV
COVENANTS OF THE COMPANY
4.01 Operations of the Company Prior to the Closing.
(a) From the date hereof until the earlier of the termination of this Agreement and the Closing Date, and except as contemplated by this Agreement or with the prior written approval of Parent, the Company shall (i) conduct its business, in all material respects, in the Ordinary Course of Business, (ii) comply with all applicable Laws, (iii) use commercially reasonable efforts to keep available the services of their respective officers and employees and (iv) not take any of the following actions:
(i) except for purposes of extending the time by which the Company must complete an initial business combination from November 30, 2020 to May 29, 2021, or such earlier date as determined by the Company Board (the “Extension”), make any amendment or modification to its Governing Documents;
(ii) take any action in violation or contravention of any of the Company’s Governing Documents, applicable Law or any applicable rules and regulations of the SEC and Nasdaq;
(iii) split, combine or reclassify the Company Shares;
(iv) except pursuant to the Backstop Arrangements and the Working Capital Loans, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other security interests, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such equity securities or other security interests;
(v) make any redemption or purchase of its equity interests, except pursuant to the Offer or in connection with the Extension;
(vi) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its equity securities;
(vii) except pursuant to the Backstop Arrangements, effect any recapitalization, reclassification, equity split or like change in its capitalization;
(viii)      make any amendment or modification to the Company Trust Agreement;
(ix) make or allow to be made any reduction or increase in the Company Trust Amount, other than as expressly permitted by the Company’s Governing Documents;
(x) incur any indebtedness, expenses or any other financial obligations that will become the obligations of the Surviving Company at or following the Effective Time or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person for indebtedness;
(xi) contact (or permit any of its employees, agents, Representatives or Affiliates to contact) any customer, supplier, distributor, joint-venture partner, lessor, lender or other material business relation of any Group Company regarding any Group Company, its business or the Merger;
(xii) establish any Subsidiary or acquire any interest in any asset;
(xiii) prepare or file any Tax Return materially inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including materially inconsistent positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date);

(xiv) settle or otherwise compromise any material Claim relating to Taxes, enter into any closing agreement or similar agreement relating to Taxes, otherwise settle any material dispute relating to Taxes, or request any ruling or similar guidance with respect to Taxes;
(xv) amend, waive or terminate, in whole or in part, the Backstop Agreements or any other material agreement to which the Company is a party;
(xvi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
(xvii) adopt any Company Employee Benefit Plan; or
(xviii) enter into any agreement or commitment to do any of the foregoing, or any action or omission that would result in any of the foregoing.
(b) Nothing contained in this Agreement will give the Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing.
4.02 Access to Books and Records.   Subject to Section 4.01(a)(xi), from the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Company will provide Parent and its authorized Representatives reasonably acceptable to the Company (the “Parent’s Representatives”) with reasonable access during normal business hours, and upon reasonable notice, to the offices, properties, senior personnel, and all financial books and records (including Tax records) of the Company in order for Parent to have the opportunity to make such investigation as it will reasonably desire in connection with the consummation of the transactions contemplated hereby; provided, however, that in exercising access rights under this Section 4.02, Parent and the Parent’s Representatives will not be permitted to interfere unreasonably with the conduct of the business of the Company. Notwithstanding anything contained herein to the contrary, no such access or examination will be permitted to the extent that it would require the Company to disclose information subject to attorney-client privilege or attorney work-product privilege, conflict with any third-party confidentiality obligations to which the Company is bound, or violate any applicable Law. Notwithstanding anything contained herein to the contrary, no access or examination provided pursuant to this Section 4.02 will qualify or limit any representation or warranty set forth herein or the conditions to the Closing set forth in Section 7.03(a).
4.03 Company Confidentiality.   Prior to the Closing, the Company shall not disclose any Confidential Information of Parent and Merger Sub, except to the Company’s (i) legal and financial advisors who are subject to a duty to maintain the confidentiality of any such information and (ii) employees and contractors who need to know such information for the evaluation, negotiation and consummation of the transactions contemplated hereby and have signed confidentiality agreements or are otherwise bound by confidentiality obligations at least as restrictive as those contained herein, provided that the Company shall remain responsible for each such person’s compliance with this Section 4.03. The Company shall not be in violation of this Section 4.03 with regard to any disclosure in response to a valid Order or other Legal Requirement, provided that the Company (i) gives Parent prompt written notice of such requirement prior to disclosure and provides reasonable assistance to Parent in efforts to obtain an order protecting such Confidential Information from public disclosure or (ii) if such notice is prohibited by law, uses reasonable efforts to seek to obtain confidential treatment for, and otherwise prevent disclosure of, such Confidential Information. The Company will notify Parent in writing promptly upon any unauthorized use or disclosure of Confidential Information of Parent or Merger Sub of which it becomes aware.
4.04 Efforts to Consummate.   Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Company will use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not a waiver, of the closing conditions set forth in Section 7.01 and Section 7.03); provided, that such efforts will not require agreeing to any obligations or accommodations (financial or otherwise) binding on the Company in the event the Closing does not occur. The Parties acknowledge and agree that nothing contained in this Section 4.04 will limit, expand or otherwise modify in any way any efforts standard explicitly applicable to any of the Company’s obligations under this Agreement.

4.05 Exclusive Dealing.   During the period from the date hereof through the Closing or the earlier termination of this Agreement, the Company will not take any action to knowingly initiate, solicit or engage in discussions or negotiations with, or knowingly provide any information to, any Person (other than Parent and Merger Sub and their respective Representatives or as contemplated by this Agreement and the other Transaction Documents, including the Backstop Agreements and the Subscription Agreements) concerning any alternative business combination transaction involving the Company, including any purchase or sale of equity or assets of the Company by any other Person, any purchase or sale of equity or assets of any other Person by the Company, any merger, combination or recapitalization of the Company or any Subsidiary thereof or any merger, combination or recapitalization of any other Person in a transaction to which the Company or any Subsidiary thereof is a party (each such transaction, a “Company Acquisition Transaction”); provided that this Section 4.05 will not apply to the Company in connection with communications to its shareholders related to the transactions contemplated by this Agreement. The Company will, and will cause its Subsidiaries to, cease and cause to be terminated any existing discussions, communications or negotiations with any Person (other than Parent and Merger Sub and their respective Representatives and the Backstop Shareholders with respect to the Backstop Agreements and the PIPE Investors with respect to the PIPE Investment) conducted heretofore with respect to any Company Acquisition Transaction. In the event that any unsolicited inquiry is made by a potential party to an Company Acquisition Transaction, whether formal or informal, Company will promptly notify Parent that such contact has occurred and provide the name of the Person who made such contact and if terms were proposed, what terms were so proposed.
4.06 Backstop Arrangement The Company shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Backstop Agreements on the terms and conditions described therein, including maintaining in effect the Backstop Agreements and to use its reasonable best efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to the Company in the Backstop Agreements and otherwise comply with its obligations thereunder, and (ii) enforce its rights under the Backstop Agreements in the event that all conditions in the Backstop Agreements (other than conditions that the Company or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable Backstop Shareholder to pay to (or as directed by) the Company the applicable portion of the Backstop Amount, as applicable, set forth in the Backstop Agreements in accordance with their terms.
4.07 Sponsor Support.   From the date hereof until the earlier of the termination of this Agreement and the Closing Date, Sponsor shall provide one or more working capital loans to the Company in an aggregate amount of $500,000 (the “Working Capital Loans”) to pay for the Company expenses incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents. Such Working Capital Loans shall be convertible into Company Units immediately prior to the Effective Time at a conversion price of $10 per Company Unit. In connection with the conversion of such Working Capital Loans, the Company shall cause Sponsor to forfeit 50,000 Company Ordinary Shares held by Sponsor (the “Working Capital Loan Forfeiture”).
4.08 Notification.   From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if the Company becomes aware of any fact or condition arising after the date hereof that constitutes a breach of any representation or warranty made by the Company in ARTICLE II or of any covenant, in each case that would cause the conditions set forth in Section 7.02(a) or Section 7.02(b), as applicable, not to be satisfied as of the Closing Date, the Company will disclose in writing to Parent such breach.

ARTICLE V
COVENANTS OF PARENT AND MERGER SUB
5.01 Operations of Parent and Sub Prior to Closing.
(a) From the date hereof until the earlier of the termination of this Agreement and the Closing Date, except (i) if the Company will have consented (which consent will not be unreasonably withheld, conditioned or delayed) after notice has been provided by Parent or (ii) as otherwise contemplated by this Agreement, Parent (A) will conduct its business and the businesses of the other Group Companies in the Ordinary Course of Business and use commercially reasonable efforts to keep available the services of its and the other Group Companies’ officers and employees; and (B) shall and shall cause the Group Companies to, keep all insurance policies currently in effect, or policies that are substantially similar in all material aspects with the terms, conditions, retentions, and limits of liability under the insurance in effect as of the date hereof, provided that, notwithstanding the foregoing or clause (A) or (B) of this Section 5.01, Parent may use available cash to repay any Indebtedness; and (C) will not, and will not permit any Group Company to:
(i) except for issuances of (A) replacement certificates for Parent Ordinary Shares, (B) new certificates for Parent Ordinary Shares in connection with a transfer of Parent Ordinary Shares by the holder thereof, or (C) Parent Ordinary Shares to PIPE Investors in connection with the PIPE Investment, (D) Parent Ordinary Shares pursuant to existing Parent Equity Securities or (E) Parent ADSs, sell or deliver any of its or any of its Subsidiaries’ equity securities or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any of its or any of its Subsidiaries’ equity securities;
(ii) effect any recapitalization, reclassification, equity split or like change in its capitalization;
(iii) except for any amendments necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents, amend the Parent’s Governing Documents or any of its Subsidiaries’ organizational documents;
(iv) make any distribution of cash or property or otherwise declare or pay any dividend on, or make any payment on account of, the purchase, redemption, defeasance, retirement or other acquisition of, any of its common shares, as applicable, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property.
(v) (A) sell, assign or transfer any material portion of its tangible assets, except in the Ordinary Course of Business for (1) inventory assets and (2) non-inventory assets having an aggregate value of less than $200,000 and except for sales of obsolete assets or assets with de minimis or no book value; or (B) mortgage, encumber, pledge, or impose any Lien upon any of its assets, except for Permitted Liens or in the Ordinary Course of Business;
(vi) materially amend or voluntarily terminate any Material Contract or Real Property Leases other than in the Ordinary Course of Business;
(vii) make any capital investment in, or any advance or loan to, any other Person (other than among the Group Companies), except in the Ordinary Course of Business;
(viii)      enter into any other transaction with any of its directors, officers or employees outside the Ordinary Course of Business;
(ix) cancel any material third-party indebtedness owed to any Group Company;
(x) make or change any material election in respect of Taxes or material method of accounting or accounting policies of any Group Company, in each case unless required by Law or IFRS or GAAP;
(xi) file any Tax Return materially inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including materially inconsistent positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date);
(xii) except for (A) any clearance applications that are submitted to HMRC in relation to the stamp duty or UK stamp duty reserve tax in connection with the issue of Parent Ordinary Shares to the Depositary Bank, the admission of the Parent ADRs to trading on Nasdaq, the trading of the Parent Ordinary Shares on AIM following admission of Parent ADRs to trading on Nasdaq or the transfer or issue of any Parent Ordinary Shares into the ADR Facility on or after Closing, or (B) any notification given to HMRC in respect of the same, settle or otherwise compromise any material Claim relating to Taxes, enter into any closing agreement or similar agreement relating to Taxes, otherwise settle any material dispute relating to Taxes, or request any ruling or similar guidance with respect to Taxes, in each case unless required by Law, IFRS or GAAP;
(xiii) make any acquisition of a business or a division thereof, or consummate any merger or similar business combination or enter into any binding agreement for such an acquisition, merger or similar business combination with any Person (provided that (A) non-binding letters of interests will not be considered a binding agreement solely due to binding provisions related to exclusivity, expenses, confidentiality, choice of law or other similar matters, and (B) licenses of intellectual property rights (whether exclusive or non-exclusive) will not be deemed to be an acquisition, merger or similar business combination);
(xiv) incur any Indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Parent or any of its Subsidiaries or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person (other than a wholly owned Subsidiary of Parent for Indebtedness) (except for (A) in connection with refinancing of existing Indebtedness on terms no less favorable to Parent than, and in an aggregate principal amount not in excess of, such existing Indebtedness or (B) borrowings under or permitted by Parent’s existing credit facilities); or
(xv) agree, whether orally or in writing, to do any of the foregoing, or agree, whether orally or in writing, to any action or omission that would result in any of the foregoing.
(b) Nothing contained in this Agreement will give the Company, directly or indirectly, the right to control or direct Parent’s or any of its Subsidiaries’ operations prior to the Closing
5.03 Access to Books and Records.   During the period from the date hereof through the Closing or the earlier termination of this Agreement and the Closing Date, Parent will provide the Company and its authorized Representatives reasonably acceptable to the Company (the “Company’s Representatives”) with reasonable access, during normal business hours, and upon reasonable notice, to the books and records (including Tax records) of the Group Companies all financial books and records (including Tax records) of the Group Companies in order for Company to have the opportunity to make such investigation as it will reasonably desire in connection with the consummation of the transactions contemplated hereby; provided, however, that in exercising access rights under this Section 5.02 Company’s Representatives will not be permitted to interfere unreasonably with the conduct of the business of the Company and such access will be subject, at all times, to the terms and conditions of the Non-Disclosure Agreement signed by Parent and the Company and dated September 1,2020. Notwithstanding anything contained herein to the contrary, no such access or examination will be permitted to the extent that it would require the Company to disclose information subject to attorney-client privilege or attorney work-product privilege, conflict with any third-party confidentiality obligations to which the Company is bound, or violate any applicable Law. Notwithstanding anything contained herein to the contrary, no access or examination provided pursuant to this Section 5.02 will qualify or limit any representation or warranty set forth herein or the conditions to the Closing set forth in Section 7.02(a).
5.04 Parent Confidentiality.   Prior to the Closing, Parent shall not disclose any Confidential Information of the Company, except to Parent’s (i) legal and financial advisors who are subject to a duty to maintain the confidentiality of any such information and (ii) employees and contractors who need to know such information for the evaluation, negotiation and consummation of the transactions contemplated hereby and have signed confidentiality agreements or are otherwise bound by confidentiality obligations at least as restrictive as those contained herein; provided that Parent shall remain responsible for each such person’s compliance with this Section 5.04. Parent shall not be in violation of this Section 5.04 with regard to any disclosure in response to a valid Order or other Legal Requirement, provided that Parent (i) gives the Company prompt written notice of such requirement prior to disclosure and provides reasonable assistance to the Company in efforts to obtain an order protecting such Confidential Information from public disclosure or (ii) if such notice is prohibited by law, uses reasonable efforts to seek to obtain confidential treatment for, and otherwise prevent disclosure of, such Confidential Information. Parent will notify the Company in writing promptly upon any unauthorized use or disclosure of the Confidential Information of the Company of which it becomes aware.
5.05 Exclusive Dealing.   During the period from the date hereof through the Closing or the earlier termination of this Agreement, none of Parent or Merger Sub will take any action to knowingly initiate, solicit or engage in discussions or negotiations with, or knowingly provide any information to, any Person (other than the Company and the Company’s Representatives) concerning an initial public offering, recapitalization or refinancing of any member of the Group Companies (other than as contemplated by this Agreement and the other Transaction Documents, including the Backstop Agreements and the Subscription Agreements), any purchase of a majority of the outstanding Parent Ordinary Shares or any merger, sale of a majority of the assets of the Group Companies or similar transactions involving the Group Companies or their respective securities (other than assets sold in the Ordinary Course of Business and licenses (whether exclusive or non-exclusive) of the intellectual property rights of a third Person) (each such transaction, an “Alternative Transaction”); provided that this Section 5.05 will not apply to Parent or Parent’s Representatives in connection with shareholder communications related to the transactions contemplated by this Agreement and the other Transaction Documents or the execution, delivery and performance thereof. Parent will, and will cause its Subsidiaries to, cease and cause to be terminated (a) any existing discussions, communications or negotiations with any Person (other than the Company and the Company’s Representatives, the PIPE Investors with respect to the PIPE Investment and the Backstop Shareholders with respect to the Backstop Arrangements) conducted heretofore with respect to any Alternative Transaction and (b) any such Person’s and its authorized Representatives’ access to any electronic data room granted in connection with any acquisition transaction. The Parties agree that, if the Takeover Panel determines that any provision of this Agreement that requires Parent to take or not to take action, whether as a direct obligation or as a condition to the Company’s obligations (however expressed), is not permitted by Rule 21.2 of the City Code on Takeovers and Mergers (the “Takeover Code”), that such provision shall have no effect and shall be disregarded. In the event that any unsolicited inquiry is made by a potential party to an Alternative Transaction, whether formal or informal, Parent will (to the extent permissible under the Takeover Code) notify the Company that such contact has occurred.
5.06 Notification.   From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if after the date hereof Parent has Knowledge of any fact or condition that constitutes a breach of any representation or warranty made in ARTICLE III or any covenant that would cause the conditions set forth in Section 7.03(a) or Section 7.03(b) as applicable, not to be satisfied as of the Closing Date, Parent will disclose in writing to the Company such breach.
5.07 Efforts to Consummate.   Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, Parent and Merger Sub will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the Closing conditions set forth in ARTICLE VII). The Parties acknowledge and agree that nothing contained in this Section 5.07 will limit, expand or otherwise modify in any way any efforts standard explicitly applicable to any of Parent’s or Merger Sub’s respective obligations under this Agreement.
5.08 Establishment of ADR Facility.
(a) Parent shall cause a sponsored American depositary receipt (“ADR”) facility (the “ADR Facility”) to be established with a depositary bank (the “Depositary Bank”) for the purpose of issuing the Parent ADSs, including specifically and without limitation entering into a customary deposit agreement (the “Deposit Agreement”) with the Depositary Bank establishing the ADR Facility, to be effective as of the Effective Time, and filing with the SEC the Form F-6. Parent shall consider in good faith the comments of the Company on the Deposit Agreement, and the Deposit Agreement shall be subject to the approval of the Company, such approval not to be unreasonably withheld. In any event, subject to the prior sentence and applicable Laws, the Deposit Agreement shall (A) provide (i) that each Parent ADS under the ADR Facility shall represent and be exchangeable for eight (8) Parent Ordinary Shares, (ii) for customary provisions for the voting by the Depositary Bank of such Parent Ordinary Shares as instructed by the holders of the Parent ADSs, (iii) for the issuance, at the request of a holder, of either certificated or uncertificated ADRs, (iv) subject to the limitations provided for in General Instruction I.A.1 of SEC Form F-6, that holders of Parent ADSs shall have the right at any time to exchange their Parent ADSs for the underlying Parent Ordinary Shares and (v) that the Parent Ordinary Shares deposited by Parent with the custodian for the ADR Facility shall be held by the custodian for the benefit of the Depositary Bank, (B) require the Depositary Bank to forward voting instructions and other shareholder communications (including notices, reports and proxy solicitation materials) to the registered holders of Parent ADSs promptly following its receipt of such materials, (C) include customary provisions for the distribution to holders of Parent ADSs of dividends, other distributions or the rights to participate in any rights offerings in each case received by the custodian from Parent, and (D) not permit (x) except as required by applicable Law, any amendment that prejudices any substantial right of Parent ADS holders without giving at least 30 days’ notice to the holders of the outstanding Parent ADSs, or (y) any termination by Parent or the Depositary Bank on less than 30 days’ written notice to Parent ADS holders. The material terms of the Deposit Agreement and the Parent ADSs shall be described in the Proxy Statement. At or prior to the Effective Time, Parent shall cause the Depositary Bank to issue a number of Parent ADSs sufficient to constitute the Merger Consideration.
ARTICLE VI
ACTIONS PRIOR TO THE CLOSING
The respective parties hereto covenant and agree to take the following actions:
6.01 The Registration Statements and Proxy Statement.
(a) As soon as reasonably practicable following the date of this Agreement, (i) the Company shall prepare (with Parent’s reasonable cooperation) and cause to be furnished to the SEC a proxy statement to be sent or otherwise made available to the Company Shareholders relating to the Company Shareholders’ Meeting (together with any amendments or supplements thereto, the “Proxy Statement”); and (ii) Parent shall prepare (with the Company’s reasonable cooperation) and (A) cause to be filed with the SEC (x) the Form F-4 (the “Form F-4”) relating to the registration of the offer and sale of Parent Ordinary Shares to be issued in connection with the Merger, in which the Proxy Statement will be included, and (y) the Form 8-A (the “Form 8-A”) in connection with the registration under the Exchange Act of the Parent ADSs contemplated pursuant to the Merger and (B) cause the Depositary Bank to file with the SEC the Form F-6 (the “Form F-6”) relating to the registration under the Securities Act of the Parent ADSs contemplated pursuant to the Merger. Parent and the Company shall use their respective reasonable best efforts to have the Form F-4, the Form 8-A and the Form F-6 declared effective under the Securities Act as soon as reasonably practicable after such filing. Each of the Company and Parent shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form F-4, the Form 8-A, the Form F-6 and Proxy Statement, and the Form F-4, the Form 8-A, the Form F-6 and Proxy Statement shall include all information reasonably requested by such other Party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form F-4, the Form 8-A, the Form F-6 or Proxy Statement and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Form F-4, the Form 8-A, the Form F-6 or the Proxy Statement, as applicable. Each of the Company and Parent shall use its reasonable best efforts to respond as soon as reasonably practicable to any comments from the SEC with respect to the Form F-4, the Form 8-A, the Form F-6 or Proxy Statement. Notwithstanding the foregoing, prior to filing or causing to be filed the Form F-4, the Form 8-A, the Form F-6 or the Proxy Statement (or any amendment or supplement thereto) to the SEC and making it available to the shareholders of the

Company or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall (A) provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (B) consider in good faith all comments reasonably proposed by the other. Each of the Company and Parent shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form F-4, the Form 8-A and the Form F-6, the issuance of any stop order relating thereto or the suspension of the qualification of the Merger Consideration for offering or sale in any jurisdiction, and each of the Company and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Company and Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act or any applicable non-U.S. or state securities or “blue sky” Laws in connection with the Merger and the issuance of the Merger Consideration. Parent shall use its reasonable best efforts to keep the Form F-4, the Form 8-A and the Form F-6 effective as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement.
(b) The Company, on the one hand, and Parent, on the other hand, covenant that none of the information supplied or to be supplied by Parent or the Company, as applicable, for inclusion or incorporation by reference in (i) the Form F-4, the Form 8-A or the Form F-6 will, at the time the such filing or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; or (ii) the Proxy Statement will, at the date it is first filed with the SEC in definitive form or mailed or otherwise made available to the Company’s shareholders or at the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form F-4, the Form 8-A and the Form F-6 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, it being understood that no covenant is made by Parent or Merger Sub with respect to statements or omissions made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder, it being understood that no covenant is made by the Company with respect to statements or omissions made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.
(c) If prior to the Effective Time, any event occurs with respect to Parent or any of its Subsidiaries, or any change occurs with respect to other information supplied by Parent for inclusion in the Proxy Statement, the Form F-4, the Form 8-A or the Form F-6, in each case that is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Form F-4, the Form 8-A or the Form F-6, then Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement, the Form F-4, the Form 8-A or the Form F-6 and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders.
(d) If prior to the Effective Time, any event occurs with respect to the Company or any of it is Subsidiaries, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement, the Form F-4, the Form 8-A or the Form F-6, in each case that is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Form F-4, the Form 8-A or the Form F-6, then the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement, the Form F-4, the Form 8-A or the Form F-6 and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders.
6.02 Regulatory Filings.   The Parties shall make, or cause to be made, as promptly as practicable, all filings necessary to obtain all Regulatory Approvals. The Parties shall use their reasonable best efforts to: (a) respond to any requests for additional information made by any Governmental Entity; (b) provide the other Party with a reasonable opportunity to review and comment on any filing, submission, response to an information request or other (oral or written) communication to be submitted or made to any Governmental Entity and such receiving Party shall consider any such received comments in good faith; (c) advise the other Party (and, where applicable, provide a copy) of any written or oral communications that it receives from any Governmental Entity in respect of such filings (including in respect of any supplementary filings or submissions) and otherwise in connection with satisfying the Regulatory Approvals; and (d) provide the other Party with a reasonable opportunity to participate in any meetings with any Governmental Entity (subject to any opposition by a Governmental Entity to a particular party’s participation in such meeting) and participate in, or review, any material communication before it is made to any Governmental Entity. Notwithstanding the foregoing, each Party has the right to redact or otherwise exclude a Party from receiving any confidential competitively sensitive information otherwise required to be shared under this Section 6.02, provided that such other Party’s external counsel shall be entitled to receive such confidential competitively sensitive information on an external counsel only basis. The Parties shall: (i) not agree to an extension of any waiting period or review being undertaken by a Governmental Entity without the other Party’s prior written consent; (ii) cause any applicable waiting periods to terminate or expire at the earliest possible date; and (iii) resist vigorously, at their respective cost and expense, any Order challenging the completion of the Merger or any temporary or permanent injunction which could delay or prevent the Closing, all to the end of expediting consummation of the Merger contemplated herein. Notwithstanding anything in this Agreement to the contrary, it is expressly understood and agreed that: (i) none of the Company, Parent or Merger Sub shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (ii) neither Parent nor Merger Sub shall be under any obligation to make proposals, execute or carry out agreements, enter into consent decrees or submit to orders providing for (A) the sale, divestiture or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or any of its Affiliates or the Company or any of its Subsidiaries, or (B) the imposition of any license or condition or the commitment to take any action (or to refrain from taking any action) that limits in any manner its freedom of action with respect to, or its ability to operate, any of the assets or businesses of Parent or the Company or any of their respective Subsidiaries (any of (A) or (B) a “Regulatory Restraint”). The Company (x) will not, in connection with obtaining regulatory approval of the transactions contemplated by this Agreement, take or agree to take any action identified in clauses (i) or (ii) of the immediately preceding sentence without the prior written consent of Parent and (y) if so requested by Parent, will use reasonable best efforts to effect any license, divestiture, disposition or holding separate of any of the Company’s assets or businesses necessary to obtain Regulatory Approvals; provided that any such action shall be conditioned on the consummation of the Merger and no such action shall be effective prior to the Closing.
6.03 Shareholder Vote; Recommendation of the Company Board.   The Company, through the Company Board, shall recommend that the Company Shareholders vote in favor of adopting and approving the Merger, and the Company shall include such recommendation in the Proxy Statement. Prior to the termination of this Agreement in accordance with ARTICLE IX, neither the Company Board nor any committee or agent or Representative thereof shall (i) withdraw (or modify in any manner adverse to Parent), or propose to withdraw (or modify in any manner adverse to Parent), the Company Board’s recommendation in favor of the Merger, (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Company Acquisition Transaction, (iii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the Company to execute or enter into, any agreement related to a Company Acquisition Transaction, (iv) enter into any agreement, letter of intent, or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, (v) fail to recommend against any Company Acquisition Transaction, (vi) fail to re-affirm the aforementioned Company Board recommendation of the Merger at the written request of Parent within five (5) Business Days or (vii) resolve or agree to do any of the foregoing.
6.04 Company Shareholders’ Meeting.
(a) The Company shall take all action necessary under applicable Law to, in consultation with Parent, establish a record date for, call, give notice of and hold a meeting of the holders of Company Shares to consider and vote on the Merger and any other proposals set forth in the Proxy Statement (such meeting, the “Company Shareholders’ Meeting”). The Company Shareholders’ Meeting shall be held as promptly as practicable, in accordance with applicable Law and the Company’s Governing Documents, after the Form F-4, is declared effective by the SEC. Parent and the Company shall use commercial reasonably efforts to hold the Company Shareholders Meeting and the Parent Shareholders’ Meeting on the same day. The Company shall take reasonable measures to ensure that all proxies solicited in connection with the Company Shareholders’ Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Company Shareholders’ Meeting, or a date preceding the date on which the Company Shareholders’ Meeting is scheduled, the Company reasonably believes that (i) it will not receive proxies sufficient to obtain the Company Required Vote, whether or not a quorum would be present or (ii) it will not have sufficient Company Shares represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders’ Meeting, the Company may postpone or adjourn, or make one or more successive postponements or adjournments of, the Company Shareholders’ Meeting as long as the date of the Company Shareholders’ Meeting is not postponed or adjourned more than an aggregate of 30 calendar days in connection with any postponements or adjournments.
(b) the Company’s obligation to call, give notice of and hold the Company Shareholders’ Meeting in accordance with Section 6.04(a) shall not be limited or otherwise affected by any breach by the Company of Section 6.03.
6.05 Listing.
(a) From the date of this Agreement through the Closing,
(i) The Company shall use all reasonable efforts that are necessary or desirable for the Company to remain listed as a public company on, and for Company Shares to be tradable over, the applicable Nasdaq market(s); and
(ii) Parent shall use all reasonable efforts that are necessary or desirable for Parent to apply for a new listing of Parent ADSs on, and for Parent ADSs to be tradeable over, the applicable Nasdaq market(s).
6.06 The Parent Circular.
(a) As soon as reasonably practicable following the date of this Agreement, (i) Parent shall prepare (with the Company’s reasonable cooperation) and send or otherwise made available to the Parent Shareholders a circular convening the Parent Shareholders’ Meeting (together with any amendments or supplements thereto, the “Circular”); and (ii) the Company shall furnish all information concerning it and its Affiliates to Parent, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Circular. Prior to sending the Circular (or any amendment or supplement thereto) to the Parent Shareholders, Parent shall (A) provide the Company an opportunity to review and comment on such document (including the proposed final version of such document) and (B) consider in good faith all comments reasonably proposed by the Company.
(b) The Company, on the one hand, and Parent, on the other hand, covenant that none of the information supplied or to be supplied by Parent or the Company, as applicable, for inclusion or incorporation by reference in the Circular will, at the date it is first mailed or otherwise made available to the Parent Shareholders or at the time of the Parent Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Circular will comply as to form in all material respects with applicable Law, it being understood that no covenant is made by Parent or Merger Sub with respect to statements or omissions made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.
(c) If prior to the Effective Time, any event occurs with respect to the Company or any of it is Subsidiaries, or any change occurs with respect to other information supplied by the Company for inclusion in the Circular that is required to be described in an amendment of, or a supplement to, the Circular, then the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt mailing or other distribution of any necessary amendment or supplement to the Circular and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to the Parent Shareholders.
6.07 Shareholder Vote; Recommendation of Parent Board.   Parent, through the independent directors serving on the Parent Board, shall recommend that the Parent Shareholders vote to approve resolutions necessary to give effect to the Merger and the transactions related thereto, including the authority to allot the necessary Parent Ordinary Shares underlying the Parent ADSs for the Merger Consideration, PIPE Investment and the Assumed Warrants (collectively, the “Parent Proposals”). Except as required by applicable Law, prior to the termination of this Agreement in accordance with ARTICLE IX, neither the Parent Board nor any committee or agent or Representative thereof shall (i) withdraw (or modify in any manner adverse to the Company), or propose to withdraw (or modify in any manner adverse to the Company), the Parent Board’s recommendation in favor approval of the Parent Proposals, (ii) fail to re-affirm the aforementioned Parent Board recommendation of the Parent Proposals at the written request of Parent within five (5) Business Days or (iii) resolve or agree to do any of the foregoing.
6.08 Parent Shareholders’ Meeting.   Parent shall take all action necessary under applicable Law to, in consultation with the Company, establish a record date for, call, give notice of and hold a general meeting of the holders of Parent Ordinary Shares for purposes of proposing the shareholder resolutions necessary to give effect to the Merger, including the Parent Proposals (such meeting, the “Parent Shareholders’ Meeting”). The Parent Shareholders’ Meeting shall be held as promptly as practicable, in accordance with applicable Law and Parent’s Governing Documents after the Circular is first mailed or otherwise made available to Parent Shareholders. Parent and the Company shall use commercial reasonably efforts to hold the Parent Shareholders Meeting and the Company Shareholders Meeting on the same day. Notwithstanding anything to the contrary contained herein, if on the date of the Parent Shareholders’ Meeting, or a date preceding the date on which the Parent Shareholders’ Meeting is scheduled, Parent reasonably believes that (i) it will not receive proxies sufficient to obtain the Parent Required Vote, whether or not a quorum would be present or (ii) it will not have sufficient Parent Shareholders (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Shareholders’ Meeting, Parent may postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Shareholders’ Meeting as long as the date of the Parent Shareholders’ Meeting is not postponed or adjourned more than an aggregate of 30 calendar days in connection with any postponements or adjournments.
6.09 No Claim Against Company Trust.   Each of Parent and Merger Sub acknowledges that it has read the Prospectus and that the Company has established the Company Trust from the proceeds of its initial public offering (“IPO”) and from certain private placements occurring simultaneously with the IPO for the benefit of the holders of Company Public Shares (the “Public Shareholders”) and certain parties (including the underwriters of the IPO) and that, except for a portion of the interest earned on the amounts held in the Company Trust, the Company may disburse monies from the Company Trust only: (a) to the Public Shareholders in the event they elect to redeem Company Share in connection with the consummation of the Company’s initial business combination (as such term is used in the Prospectus) (“Business Combination”), (b) to the Public Shareholders if the Company fails to consummate a Business Combination by November 30. 2020, subject to the Extension, (c) any amounts necessary to pay any Taxes or (d) to, or on behalf of, the Company after or concurrently with the consummation of a Business Combination. Each of Parent and the Merger Sub hereby agrees that, it does not now and shall not at any time hereafter have (other than its rights upon and after Closing) any right, title, interest or claim of any kind in or to any monies in the Company Trust or distributions therefrom, or make any claim prior to Closing against the Company Trust, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Claims”). Each of Parent and the Merger Sub hereby irrevocably waives any Claims it may have against the Company Trust (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company and will not, prior to the Closing, seek recourse against the Company Trust (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement). For the avoidance of doubt, notwithstanding anything to the contrary contained herein, the waivers under this Section 6.09 will continue to apply at and after the Closing or termination of this Agreement (as applicable) to distributions made to redeeming Public Shareholders and for transaction expenses paid. Each of Parent and Merger Sub agrees and acknowledges that such irrevocable waiver is material to this

Agreement and specifically relied upon by the Company to induce it to enter into this Agreement. This Section 6.09 shall not limit the Parent’s or Merger Sub’s right to seek specific performance against the Company pursuant to Section 11.18, including the right to seek specific performance against the Company to require the Company to take such actions contemplated by this Agreement subject to the satisfaction of the Company’s conditions to the Closing in Section 7.02, and to comply with the terms of the Company Trust Agreement, including distribution of funds from the Company Trust upon the Closing in accordance with the terms of this Agreement.
ARTICLE VII
CONDITIONS TO CLOSING
7.01 Mutual Conditions to the Parties’ Obligations.   The obligations of the Company, Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Company, Parent and Merger Sub in writing) of the following conditions as of the Closing Date:
(a) The Form F-4, the Form 8-A and the Form F-6 shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.
(b) All Regulatory Approvals required to consummate the Merger and the transactions contemplated hereby shall have been obtained and any mandatory waiting periods related thereto (including any extension thereof) shall have expired.
(c) The Backstop Agreements shall have been executed and remain subsisting and valid;
(d) The Company Shareholder Approval shall have been obtained;
(e) The Parent Shareholder Approval shall have been obtained;
(f) No Order will have been entered and no Law will be in effect that prevents or makes illegal the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declares unlawful the transactions contemplated by this Agreement or causes such transactions to be rescinded;
(g) The ADR Facility shall have been established;
(h) Any clearance applications that are submitted in connection with the establishment of the ADR Facility, the issue of Parent Ordinary Shares to the Depositary Bank, the admission of the Parent ADRs to trading on Nasdaq, the trading of the Parent Ordinary Shares on AIM following admission of Parent ADRs to trading on Nasdaq or the transfer or issue of any Parent Ordinary Shares into the ADR Facility shall have received a response, in writing, from HMRC granting such clearance requested; and
(i) The Parent ADSs to be issued as the Merger Consideration shall have been approved for listing on Nasdaq, subject to official notice of issuance.
If the Closing occurs, all Closing conditions set forth in this Section 7.01 that have not been fully satisfied as of the Closing will be deemed to have been waived (as permitted by applicable Law) by the Company, Parent and Merger Sub.
7.02 Conditions to Parent’s and Merger Sub’s Obligations.   The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by Parent and Merger Sub in writing) of the following conditions as of the Closing Date:
(a) All representations and warranties of the Company contained in ARTICLE II of this Agreement will be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein, other than (x) with respect to Section 2.08(a), (y) to the extent that such “materiality” or “Company Material Adverse Effect” qualifier defines the scope of items or matters disclosed in the Disclosure Schedules, or (z) to the extent that the term “material” or a variation thereof is used in any defined terms or the definitions of any defined terms hereunder) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date), except, in the case of this clause (a), where the failure of such representations and warranties to be so true and correct (giving effect to the applicable exceptions set forth in the Disclosure Schedules but without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein (other than with respect to Section 2.08(a) and other than to the extent that such “materiality” or “Company Material Adverse Effect” qualifier defines the scope of items or matters disclosed in the Disclosure Schedules)) has not had, and would not have, a Material Adverse Effect;
(b) The Company will have performed and complied with in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;
(c) There will not have been a Material Adverse Effect since the date hereof;
(d) The Company will have delivered to Parent each of the following:
(i) a certificate of an authorized officer of the Company, solely in his or her capacity as such and not in his or her personal capacity, dated as of the Closing Date, stating that the conditions specified in Section 7.02(a) and Section 7.02(b), as they relate to the Company, have been satisfied; and
(ii) written resignations, in forms satisfactory to Parent, dated as of the Closing Date and effective as of the Closing, executed by (A) all officers of the Company and (B) all persons serving as directors of the Company immediately prior to the Closing.
(e) Parent shall have received a fully executed Lock-Up Agreement from Sponsor as of immediately prior to the Effective Time;
(f) The Company will have consummated the Extension, which shall be in full force and effect immediately prior to the Effective Time;
(g) Parent shall have received a duly executed forfeiture notice in a form reasonably acceptable to Parent evidencing the Working Capital Loan Forfeiture;
(h) The Company shall have at least $11,750,000 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act), including no less than $14,600,000 in immediately available funds immediately prior to the Effective Time; and
(i) There shall not be pending any Legal Proceeding by a Governmental Entity (i) seeking to enjoin, restrain or prohibit the consummation of the Merger pursuant to any applicable Antitrust Laws, or (ii) seeking to impose any Regulatory Restraint.
If the Closing occurs, all Closing conditions set forth in this Section 7.02 that have not been fully satisfied as of the Closing will be deemed to have been waived by Parent and Merger Sub.
7.03 Conditions to the Company’s Obligations.   The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or, if permitted by applicable Law, waiver by the Company in writing) of the following conditions as of the Closing Date:
(a) All representations and warranties contained in ARTICLE III of this Agreement will be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein, other than with respect to Section 3.07(a)) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date), except, in the case of this clause (a), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein, other than with respect to Section 3.07(a)) has not had, and would not have, a Material Adverse Effect;

(b) Parent and Merger Sub will have performed and complied with in all material respects all the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;
(c) The Company shall have received a duly executed counterpart signature page for the Lock-Up Shareholders other than Sponsor to the Lock-Up Agreements;
(d) The Company shall have received a duly executed counterpart signature page of the Registration Rights Agreement
(e) There will not have been a Material Adverse Effect since the date hereof; and
(f) Parent will have delivered to the Company a certificate of an authorized officer of each of Parent and Merger Sub in his or her capacity as such, dated as of the Closing Date, stating that the conditions specified in Section 7.03(a) and Section 7.03(b), as they relate to such entity, have been satisfied.
If the Closing occurs, all closing conditions set forth in this Section 7.03 that have not been fully satisfied as of the Closing will be deemed to have been waived by the Company.
ARTICLE VIII
INDEMNIFICATION OF OFFICERS AND DIRECTORS OF THE COMPANY
8.01 Indemnification of Officers and Directors of the Company.   If the Closing occurs, Parent shall cause all rights to indemnification and advancement of expenses and all limitations on liability existing in favor of any employee, officer or director of any of the Company (collectively, the “Company Indemnitees”), as provided in the Articles of Memorandum and Association, to survive the consummation of the transactions contemplated hereby and continue in full force and effect and be honored by the Surviving Company and Parent after the Closing. After the Effective Time, Parent and the Surviving Company shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of (i) the Memorandum and Articles of Association as in effect immediately prior to the Effective Time and (ii) any indemnification agreements of the Company with any of their respective directors, officers or employees as in effect immediately prior to the Effective Time, and in each case of clauses (i) and (ii) shall not amend or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company. The obligations of Parent and the Surviving Company under this Section 8.01 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee to whom this Section 8.01 applies without the consent of such affected Company Indemnitee (it being expressly agreed that the Company Indemnitees to whom this Section 8.01 applies shall be intended third party beneficiaries of this Section 8.01).
8.02 Indemnification by Successors and Assigns.   In the event Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets or stock or other equity interests to any Person, then and in each such case, Parent shall ensure that proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be (or their respective successors and assigns), shall assume the obligations set forth in this Article VIII.
8.03 Tail Policy.   The Company shall, or shall cause its Affiliates to, obtain at its or their expense a “tail” directors’ and officers’ liability insurance policy, effective for a period of at least six (6) years from the Closing Date, for the benefit of the Company or any of their officers and directors, as the case may be, with respect to claims arising from facts or events that occurred on or before the Closing Date. Parent shall cause such “tail” policy to be maintained in full force and effect, for its full term, and cause the Surviving Company to honor all obligations thereunder.

ARTICLE IX
TERMINATION
9.01 Termination.   This Agreement may be terminated at any time prior to the Closing:
(a) by the mutual written consent of Parent and the Company;
(b) by Parent by written notice to the Company, if any of the representations or warranties of the Company set forth in ARTICLE II will not be true and correct, or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing), such that any condition to the Closing set forth in either Section 7.02(a) or Section 7.02(b) would not be satisfied at or prior to the Outside Date and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (if capable of being cured) within 30 days after written notice thereof is delivered to the Company; provided that Parent or Merger Sub is not then in breach of this Agreement so as to cause any condition to the Closing set forth in either Section 7.03(a) or Section 7.03(b) to not be satisfied at or prior to the Outside Date;
(c) by the Company by written notice to Parent, if any of the representations or warranties of Parent or Merger Sub set forth in ARTICLE III will not be true and correct, or if Parent or Merger Sub has failed to perform any covenant or agreement on the part of Parent or Merger Sub, respectively, set forth in this Agreement (including an obligation to consummate the Closing), such that any condition to the Closing set forth in either Section 7.03(a) or Section 7.03(b) would not be satisfied at or prior to the Outside Date and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured (if capable of being cured) within 30 days after written notice thereof is delivered to Parent or Merger Sub; provided that the Company is not then in breach of this Agreement so as to cause any condition to the Closing set forth in Section 7.02(a) or Section 7.02(b) from being satisfied at or prior to the Outside Date;
(d) by Parent or the Company by written notice to the opposing party, as applicable, if the Closing has not occurred on or prior to the Outside Date and the Party seeking to terminate this Agreement pursuant to this Section 9.01(d) (including, in the case of Parent, Merger Sub) will not have breached in any material respect its obligations under this Agreement in any manner that will have proximately caused the failure to consummate the transactions contemplated by this Agreement on or prior to the Outside Date;
(e) by Parent or the Company, by written notice from Parent or the Company to the opposing party, as applicable, if any Governmental Entity of competent jurisdiction shall have issued an Order, enacted any Law or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and, in the case of Orders and other actions, such Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(e) shall not be available to the party seeking to terminate if any action of such party or any failure of such party to act has contributed to such Order or other action and such action or failure constitutes a breach of this Agreement;
(f) by Parent by written notice to the Company if (i) the Company Board withdraws (or modifies in any manner adverse to Parent), or proposes to withdraw (or modify in any manner adverse to Parent), the Company Board’s recommendation in favor of the proposals set forth in the Prospectus, or fails to reaffirm such recommendation as promptly as practicable (and in any event within five Business Days) after receipt of any written request to do so by Parent or (ii) if the Company Shareholder Approval shall not have been obtained at the meeting of Company Shareholders to be held in accordance with the Proxy Statement (or at any adjournment or postponement thereof); and
(g) by the Company by written notice to Parent if (i) the independent directors of Parent Board withdraws (or modifies in any manner adverse to the Company), or proposes to withdraw (or modify in any manner adverse to the Company), the Parent Board’s recommendation in favor of the Parent Proposals in the Circular, or fails to reaffirm such recommendation as promptly as practicable (and in any event within five Business Days) after receipt of any written request to do so by the Company or

(ii) if the Parent Shareholder Approval shall not have been obtained at the meeting of Parent Shareholders to be held in accordance with the Circular (or at any adjournment or postponement thereof).
9.02 Effect of Termination.   In the event of the termination of this Agreement pursuant to Section 9.01, all obligations of the Parties hereunder (other than the last sentence of Section 4.02, this Section 9.02 and ARTICLE XI, which will survive the termination of this Agreement (other than the provisions of Section 11.18, which will terminate)) will terminate without any liability of any Party to any other Party; provided, further, that no termination will relieve a Party from any liability arising from or relating to any knowing or intentional breach of a representation, a warranty or a covenant by such Party prior to termination.
ARTICLE X
DEFINITIONS
10.01 Definitions.   For purposes hereof, the following terms when used herein will have the respective meanings set forth below:
“ADS Exchange Rate” means .125 Parent ADSs.
“Affiliate” or “Affiliates” of any particular Person means any other Person controlling, controlled by, or under common control with, such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
“Agreement” has the meaning set forth in specified in the preamble.
“Alternative Transaction” has the meaning specified in Section 5.05.
“Antitrust Laws” means any federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition.
“Articles of Merger” has the meaning specified in Section 1.01(b).
“Business Combination” has the meaning specified in Section 6.09.
“Business Day” means a day that is neither a Saturday or a Sunday nor any other day on which banking institutions in New York, New York and the British Virgin Islands are authorized or obligated by Law to close.
“BVI Business Companies Act” means the BVI Business Companies Act, 2004 (as amended).
“BVI Registrar” means the registrar of corporate affairs of the British Virgin Islands.
“Claims” has the meaning specified in Section 6.09.
“Closing” has the meaning specified in Section 1.08.
“Closing Date” has the meaning specified in Section 1.08.
“Code” means the Internal Revenue Code of 1986, as amended or now in effect or as hereafter amended, including, but not limited to, any successor or substitute federal Tax codes or legislation.
“Company Board” means the board of directors of the Company.
“Company Class A Preferred Shares” means the Class A Preferred shares of no par value of the Company, having the rights and being subject the restrictions, set out in the Memorandum and Articles of Association.
“Company Class B Preferred Shares” means the Class B Preferred shares of no par value of the Company, having the rights and being subject the restrictions, set out in the Memorandum and Articles of Association.

“Company Class C Preferred Shares” means the Class C Preferred shares of no par value of the Company, having the rights and being subject the restrictions, set out in the Memorandum and Articles of Association.
“Company Class D Preferred Shares” means the Class D Preferred shares of no par value of the Company, having the rights and being subject the restrictions, set out in the Memorandum and Articles of Association.
“Company Class E Preferred Shares” means the Class E Preferred shares of no par value of the Company, having the rights and being subject the restrictions, set out in the Memorandum and Articles of Association.
“Company Disclosure Letter” has the meaning specified in ARTICLE II.
“Company Employee Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and all other stock purchase, stock option, restricted stock, severance, retention, employment, individual consulting, change-of-control, bonus, incentive, deferred compensation, employee loan, welfare, medical, health, disability, fringe benefit and other benefit plan, agreement, program or policy (i) that is sponsored, maintained, contributed to, or required to be contributed to, by any of the Company for the benefit of any officer, employee, consultant or director of Company or (ii) with respect to which the Company has any liability (including contingent liability through any ERISA Affiliate).
“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would have a material adverse effect on (a) the business, assets, properties or condition (financial or otherwise) of the Company, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated hereby.
“Company Ordinary Shares” means the Ordinary shares of no par value of the Company, having the rights and being subject the restrictions, set out in the Memorandum and Articles of Association.
“Company Public Shares” means the Company Ordinary Shares issued in the IPO, and any securities into which such Company Ordinary Shares are converted or for which such Company Ordinary Shares are exchanged
“Company Right” means a right of a Company Shareholder to receive one-tenth (1/10) of a Company Ordinary Share per each Company Ordinary Share held by such Company Shareholder.
“Company Shareholder” means a person recorded as the holder of Company Shares in the Company’s register of members immediately prior to the Effective Time.
“Company Shares” has the meaning specified in Section 2.04(a).
“Company Shareholder Approval” means the requisite affirmative vote of the shareholders of the Company, in each case obtained in accordance with the Memorandum and Articles of Association, the BVI Business Companies Act, the rules and regulations of the SEC and Nasdaq and the Proxy Statement, in favor of all proposals set forth in the Proxy Statement with respect to the Offer.
“Company Shareholders’ Meeting” has the meaning specified in Section 6.04(a).
“Company Subject Balance Sheet” has the meaning specified in Section 2.07(c).
“Company Trust” means that certain trust account of the Company with Continental Stock Transfer & Trust Company, acting as trustee, established under the Company Trust Agreement.
“Company Trust Agreement” means that certain Investment Management Trust Agreement, dated as of June 19, 2017, by and between the Company and Continental Stock Transfer & Trust Company.
“Company Unit” means a unit of the Company, each consisting of one Company Ordinary Share, one Company Right and one Company Warrant.

“Company Unit Purchase Option” means the option issued to Cantor Fitzgerald & Co., the underwriter in the Company’s initial public offering, to purchase up to a total of 240,000 Company Units exercisable, in whole or in part, at $11.50 per Company Unit.
“Company Voting Agreement” has the meaning specified in the recitals.
“Company Warrant” means a warrant to purchase one-half (1/2) Company Ordinary Share at an exercise price of $11.50 per whole Company Ordinary Share.
“Confidential Information” means any information that one party discloses, directly or indirectly, to the other party, whether embodied in tangible form or disclosed visually or orally and whether or not designated as “confidential” or “proprietary” or by some similar designation, relating to the prior, current or prospective business of the disclosing party, including, without limitation, business models, business opportunities, business plans, financial information, market research, marketing plans, pricing and cost data, customers, suppliers, employees, contractors, ideas, improvements, products and product plans, technologies, research activities and results, information regarding genetic or other biological materials, gene sequences, cell lines, viruses, plasmids, vectors, compounds, protocols, assays and clinical trials, and any other information that should be reasonably understood by the receiving party to be the confidential or proprietary information of the disclosing party. Confidential Information shall not include information (i) that has entered the public domain through no fault of the receiving party, (ii) rightfully known by the receiving party without obligation of confidentiality to any third party prior to receipt of same from the disclosing party, (iii) independently developed by the receiving party without using any Confidential Information of the disclosing party, and (iv) generally made available by the disclosing party without obligation of confidentiality.
“date hereof” has the meaning set forth in specified in the preamble.
“Dissenting Share” has the meaning specified in Section 1.05.
“EEA” means European Economic Area.
“Effective Time” has the meaning specified in Section 1.01(b).
“Encumbrance” means any lease, pledge, option, easement, deed of trust, right of way, encroachment, conditional sales agreement, security interest, mortgage, adverse claim, encumbrance, covenant, condition, restriction of record, charge or restriction of any kind (except for restrictions on transfer under the Securities Act and applicable state securities laws), including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, whether voluntarily incurred or arising by operation of Law, and includes any agreement to give any of the foregoing in the future.
“Environmental Claim” means any claim, action, cause of action, written notice or demand by any Person or investigation by any Governmental Entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of, or any exposure to, any Hazardous Materials at any location, whether or not owned or operated by the Company, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law.
“Environmental Laws” means all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health (to the extent relating to exposure to Hazardous Materials) or the environment, including laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the Group Companies or the Company or its Subsidiaries, as applicable.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means a nationally recognized bank or transfer agent reasonably acceptable to Parent and the Company.
“Exchange Agent Agreement” has the meaning specified in Section 1.07 (a).
“Excluded Shares” has the meaning specified in Section 1.02(c).
“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect as of the Reference Time.
“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws or memorandum and articles of association, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.
“Governmental Entity” means any federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.
“Group Company(ies)” means Parent and its Subsidiaries listed on Schedule 3.04 of the Parent Disclosure Letter, including Merger Sub.
“Hazardous Materials” means any chemical, material, waste or substance regulated under applicable Environmental Law as a hazardous waste, hazardous material, hazardous substance, extremely hazardous waste, restricted hazardous waste, pollutant, contaminant, toxic substance or toxic waste.
“HMRC” means Her Majesty’s Revenue and Customs.
“IFRS” means International Financial Reporting Standards.
“Indebtedness” means, as of any time of determination, without duplication, (a) the unpaid principal amount of, and accrued and unpaid interest on, all indebtedness for borrowed money of the Group Companies, including liabilities of the Group Companies evidenced by bonds, debentures, notes or other similar instruments or debt securities, (b) all obligations of the Group Companies under leases required in accordance with the Parent’s historic accounting principles to be capitalized on a balance sheet of the Group Companies, (c) any costs associated with termination of any of the Group Companies’ interest rate, hedge and currency swap arrangements and any other arrangement of the Group Companies designed to provide protection against fluctuations in interest or currency rates that is being terminated as of the Closing Date, and (d) any obligation of the Group Companies to any Person (other than another Group Company) for the deferred purchase price of property or services (other than trade payables incurred in the Ordinary Course of Business) or otherwise secured by a Lien (other than a Permitted Lien), including any promissory notes, contractual payment obligations, earn-outs, contingent payment obligations, non-compete or other restrictive covenant payments, including any such obligation arising from the acquisition of a business.
“Intellectual Property” means: (a) patents and patent applications, including utility, utility model, and design patents, including all issued claims therein, whether published or unpublished, including provisional, national, regional and international applications as well as continuations, continuations-in-part, divisional, reissues, renewals and re-examination applications, (b) trademarks, service marks, trade names, trade dress, and logos, whether registered or unregistered, together with the goodwill of the business thereunder, (c) internet domain name registrations and applications for registration thereof together with all of the goodwill associated therewith, (d) copyrights (registered or unregistered) and registrations and applications for registration thereof, and copyrightable subject matter, including copyrights in software and (e) Trade Secrets, including know-how and proprietary technology.
“Intended Tax Treatment” means the qualification of the Merger as a reorganization in accordance with Section 368(a) of the Code.

“IPO” has the meaning specified in Section 6.09.
“Knowledge” means, with respect to the Company, the actual knowledge of Matthew Chen, Teddy Zheng; Yukman Lau; Pai Liu or Jun Liu, and, with respect to Parent, the actual knowledge of Duncan Peyton, Richard Avison or Adrian Murray.
“Latest Balance Sheet Date” means August 31, 2020.
“Latest Statement of Operations” has the meaning specified in Section 3.06(a)(i).
“Law(s)” means any law, rule, regulation, judgment, injunction, order, decree or other restriction of any Governmental Entity.
“Leased Real Property” has the meaning specified in Section 3.08(b).
“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, hearings, inquiries, investigations or other proceedings (public or private) commenced, brought, conducted or heard before, or otherwise involving, any Governmental Entity or arbitrator.
“Legal Requirement” means, with respect to any Party, all applicable laws, statutes, rules, regulations, codes, ordinances, bylaws, variances, judgments, injunctions, orders, conditions and licenses of a Governmental Entity having jurisdiction over the assets or the properties of such Party or its Subsidiaries and the operations thereof, including the rules of any exchange on which any of the Parties is or intends to be listed.
“Letter of Transmittal” has the meaning specified in Section 1.07(b).
“Liabilities” means all indebtedness, obligations and other liabilities of a Person required under IFRS or GAAP to be accrued on the financial statements of such Person.
“Liens” means liens, security interests, charges or Encumbrances.
“Lock-Up Agreement” means that certain Lock-Up Agreement entered into by and between Parent and each of the Lock-Up Shareholders as of immediately prior to the Effective Time.
“Lock-Up Shareholders” means Sponsor, Duncan Peyton and Alex Stevenson.
“Material Adverse Effect” means any change, effect, event, occurrence, state of facts, circumstance or development that, individually or in the aggregate, has had, or would be reasonably likely to have, a materially adverse effect on (a) the business, assets, properties or condition (financial or otherwise) of the Group Companies, taken as a whole, or (b) the ability of the Group Companies to consummate the transactions contemplated hereby; provided, however, that none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been, or will be, a Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts, circumstance or development attributable to: (i) operating, business, regulatory or other conditions in the industry in which the Group Companies operate; (ii) general economic conditions, including changes in the credit, debt or financial, capital markets, in each case anywhere in the world; (iii) conditions in the securities markets, capital markets, credit markets, currency markets or other financial markets in any country or region in the world and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in any country or region in the world; (iv) any stoppage or shutdown of any Governmental Entity applicable to any Group Company (including any default by any such Governmental Entity or delays in payments by any such Governmental Entity or delays or failures to act by any such Governmental Entity); (v) the announcement or pendency or consummation of the transactions contemplated by this Agreement (including the identity of Parent or any of its Affiliates) or compliance with the terms of, taking any action permitted by, or refraining from taking any action prohibited by, this Agreement, including the impact thereof on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, and any other negative development (or potential negative development) of any Group Company with, any clients, customers, suppliers, distributors, partners, financing sources, directors, officers or other employees or consultants or on revenue, profitability and cash flows; (vi) changes in GAAP or other accounting requirements or principles or any changes in applicable Laws or the interpretation thereof or other legal or regulatory conditions; (vii) actions required to be taken under applicable Laws or contracts; (viii) the failure of any Group Company to meet or achieve the results set forth in any budget, plan, projection or forecast (it being understood that the underlying causes of any such decline, change, decrease or failure may, if they are not otherwise excluded from the definition of Material Adverse Effect, be taken into account in determining whether a Material Adverse Effect has occurred); (ix) global, national or regional political, financial, economic or business conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway; and (x) epidemics, pandemics or disease outbreaks (including any escalation or general worsening of any such epidemic, pandemic or disease outbreak, including the COVID-19 virus) and hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, wild fires or other natural disasters and other force majeure events in the United States or any other country or region in the world; provided, however, that with respect to each of clauses (i) through (iv), (vi), (ix) and (x), any change, effect, event, occurrence, state of facts, circumstance or development referred to above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such change, effect, event, occurrence, state of facts, circumstance or development has a disproportionate effect on the Group Companies compared to other participants in the industries in which such Group Companies primarily conduct their businesses.
“Material Contract” has the meaning specified in Section 3.10(a).
“Material Permits” has the meaning specified in Section 3.16(b).
“Memorandum and Articles of Association” means the Company’s Memorandum and Articles of Association, registered by the BVI Registrar on May 27, 2020.
“Merger” has the meaning specified in Section 1.01(a).
“Merger Sub” has the meaning specified in the preamble.
“Nasdaq” means The NASDAQ Capital Market.
“Offer” has the meaning specified in the recitals.
“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Entity. For clarification, a Permit is not an Order.
“Ordinary Course of Business” means, with respect to any Person, actions that are consistent in all material respects with the past practices of such Person, taken in the ordinary course of the normal day-to-day operations of such Person.
“Outside Date” means November 30, 2020, subject to the Extension.
“Parent” has the meaning specified in the preamble.
“Parent ADSs” means American Depositary Shares of Parent.
“Parent Board” means the board of directors of Parent.
“Parent Disclosure Letter” has the meaning specified in ARTICLE IV.
“Parent Employee Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and all other stock purchase, stock option, restricted stock, severance, retention, employment, individual consulting, change-of-control, bonus, incentive, deferred compensation, employee loan, welfare, medical, health, disability, fringe benefit and other benefit plan, agreement, program or policy (i) that is sponsored, maintained, contributed to, or required to be contributed to, by a Group Company for the benefit of any officer, employee, consultant or director of a Group Company or (ii) with respect to which any Group Company has any liability (including contingent liability through any ERISA Affiliate).
“Parent Financial Statements” has the meaning specified in Section 3.06(a).

“Parent Option” means an option to purchase Parent Ordinary Shares at an exercise price of .25 pence per share.
“Parent Ordinary Shares” means the ordinary shares of Parent, par value .25 pence per share.
“Parent’s Representatives” has the meaning specified in Section 4.02.
“Parent Required Vote” has the meaning specified in Section 3.23.
“Parent Shareholder” means a person recorded as the holder of Parent Ordinary Shares as of immediately prior to the Effective Time.
“Parent Shareholder Approval” means the requisite affirmative vote of the shareholders of Parent, in each case obtained in accordance with the its memorandum and articles of association, the UK Companies Act and the rules and regulations of AIM , in favor of all proposals set forth by Parent with respect to this Agreement and the transactions contemplated hereby.
“Parent Warrant” means a warrant to purchase one (1) Parent Ordinary Share at an exercise price of £1 per Parent Ordinary Share.
“Party” or “Parties” has the meaning specified in the preamble.
“Per Share Merger Consideration” means the right receive 7.5315 Parent Ordinary Shares for each Company Share issued and outstanding immediately prior to the Effective Time.
“Permit” has the meaning specified in Section 3.16(b).
“Permitted Liens” means (a) statutory liens for current Taxes or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings by the Group Companies and for which adequate reserves have been established; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business for amounts that are not delinquent, unless being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established; (c) zoning, entitlement, building and other land use regulations or ordinances imposed by Governmental Entities having jurisdiction over the Leased Real Property that are not violated in any material respect by the use and operation as of the date hereof of the Leased Real Property; (d) covenants, conditions, restrictions, easements and other similar Liens of record that do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is used as of the date hereof in connection with the Group Companies’ and their Subsidiaries’ businesses; (e) liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation; (f) liens arising in connection with sales of foreign receivables; (g) liens on goods in transit incurred pursuant to documentary letters of credit; (h) purchase money liens; (i) title to any portion of the premises lying within the right of way or boundary of any public road or private road which, individually or in the aggregate, do not materially adversely affect the value or the continued use of the Leased Real Property as it is used as of the date hereof; (j) rights of parties in possession without options to purchase or rights of first refusal; (k) liens securing Indebtedness and (l) rights of lessors or landlords to the Leased Real Property.
“Permitted Releases” has the meaning specified in Section 2.09.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.
“Personnel” has the meaning specified in Section 3.11(c).
“PIPE Investment” has the meaning specified in the recitals.
“PIPE Investors” means those certain Persons that participate in the PIPE Investment pursuant to the terms of a Subscription Agreement.
“Prospectus” means that certain final prospectus (file number 333-226699), dated as of August 23, 2018, of the Company.

“Proxy Statement” has the meaning specified in Section 6.01(a).
“Public Shareholders” has the meaning specified in Section 6.09.
“Real Property Leases” means all leases, subleases, licenses, and other contracts or agreements for the use or occupancy of the Leased Real Property, and any ancillary documents pertaining thereto, including, for example, amendments, modifications, supplements, exhibits, Schedules, addenda and restatements thereto and thereof.
“Reference Time” means 11:59 p.m. local time on the day immediately preceding the day the Effective Time occurs.
“Registered Intellectual Property” means all United States, international and foreign: (i) patents and patent applications; (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.
“Registration Rights Agreement” means a registration rights agreement, substantially in the same form with the same conditions and terms as provided in a registration right agreement dated August 28, 2018, by and between the Company, Sponsor and the holders party thereto, to be entered by and between the Parent on the one hand, and the same holders on the other hand, immediately prior to the Effective Time, provided that the registrable securities under the Registration Rights Agreement shall be the registerable securities of the Parent issued or issuable in connection with the Merger.
“Regulatory Approvals” means any clearance, consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.
“Regulatory Information Service” or “RIS” means:
(a) a primary information provider; or
(b) an incoming information society service that has its establishment in an EEA State other than the United Kingdom and that disseminates regulated information in accordance with the minimum standards set out in Article 12 of the Transparency Directive implementing Directive; or
(c) a person to whom TP 22 of the Disclosure Guidance and Transparency Rules applies, for as long as TP 22 remains in force.
“Related Claims” means all claims or causes of action (whether in contract or tort, in law or in equity, or granted by statute or otherwise) that may be based upon, arise out of or relate to this Agreement and any other document or instrument delivered pursuant to this Agreement, or the negotiation, execution, termination, validity, interpretation, construction, enforcement, performance or nonperformance of this Agreement or otherwise arising from the transactions contemplated hereby or the relationship among the Parties (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with, or as an inducement to enter into, this Agreement).
“Release” means any release, spill, emission, discharge, leak, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any real property, including the movement of Hazardous Materials through or in the ambient air, soil, surface water, groundwater or real property.
“Released Party” has the meaning specified in Section 11.18.
“Relevant Accounting Standards” means generally accepted United Kingdom accounting policies, practices, principles and conventions using all relevant International Financial Reporting Standards (IFRS) as adopted by the European Union, including all IFRS, IAS (International Accounting Standards), Interpretations issued by the International Financial Reporting Interpretations Committee (IFRIC) and the Standing Interpretations Committee (SIC) and all relevant statements and recommendations from professional accountancy bodies.

“Representatives” means the officers, directors, managers, employees, attorneys, accountants, advisors, representatives, consultants and agents of a Person.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Sponsor” has the meaning specified in the recitals.
“Subscription Agreement” has the meaning specified in the recitals.
“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other business entity of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing member or general partner or similar position of such partnership, limited liability company, association or other business entity.
“Surviving Company” has the meaning specified in Section 1.01(a).
“Tax” or “Taxes” means (i) any federal, state, local or foreign net income, gross income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, including under Section 59A of the Code, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing and (ii) any liability for the payment of amounts determined by reference to amounts described in clause (i) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis, as a result of any obligation under any agreement or arrangement (including any Tax sharing arrangement), as a result of being a transferee or successor, or by contract (other than a contract the principal subject matter of which is not Taxes).
“Tax Returns” means any return, report, information return or other document (including Schedules or any related or supporting information) filed or required to be filed with any Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.
“Trade Secrets” means confidential and proprietary information, trade secrets and know-how, including confidential processes, schematics, databases, formulae, drawings, prototypes, models, designs, know-how, concepts, methods, devices, technology, research and development results and records, inventions, compositions, reports, data, mailing lists, business plans, and customer lists, in each case, to the extent protectable under applicable Law as a trade secret.
“Transaction Documents” means, collectively, this Agreement and all of the certificates, instruments, agreements and other documents required to be delivered by any of the Parties at the Closing or otherwise necessary for the consummation of the transactions contemplated by this Agreement.
“Treasury Regulations” means the regulations issued by the U.S. Department of Treasury interpreting the Code, as amended.

10.02 Other Definitional Provisions.
(a) Accounting Terms.   Accounting terms that are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.
(b) Successor Laws.   Any reference to any particular Code, Section or Law will be interpreted to include any revision of or successor to that Section regardless of how it is numbered or classified.
ARTICLE XI
MISCELLANEOUS
11.01 Press Releases and Public Announcements.   No Party will issue any press release or make any similar public announcement relating to the subject matter of this Agreement without the prior written approval of the Company and Parent; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law (in which case the disclosing Party will use its commercially reasonable efforts to advise the other Parties in writing prior to making the disclosure).
11.02 Expenses.   Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. Expenses incurred in connection with the printing, filing and mailing of the Proxy Statement will be shared equally by Parent and the Company. For the avoidance of doubt, Parent or the Surviving Company will be responsible for all fees and expenses of the Exchange Agent. If the Merger is consummated, Parent will pay or cause to be paid all (i) transfer, stamp and documentary Taxes or fees; and (ii) sales, use, gains, real property transfer and other similar Taxes or fees, in each case arising out of or in connection with entering into this Agreement and the consummation of the Merger.
11.03 Survival.   The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time.
11.04 Notices.   Unless otherwise provided herein, all notices, requests, demands, claims, consents, approvals and other communications hereunder will be in writing. Any notice, request, demand, claim, consent, approval or other communication hereunder will be deemed duly given (a) when delivered personally to the recipient, (b) when signed for by the recipient if sent to the recipient by reputable international courier service (charges prepaid), and (c) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 5:00 p.m. local time at the recipient’s location, and otherwise on the next succeeding Business Day, in each case addressed to the intended recipient as set forth below:
Notices to Parent or Merger Sub:
4d pharma plc
9 Bond Court
Leeds, LS1 2JZ
United Kingdom
Attention: Duncan Peyton, Chief Executive Officer
Email: duncan.peyton@4dpharmaplc.com

with a copy to (which will not constitute notice):

Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road,
Palo Alto, California 94304
Attn: Steven V. Bernard
Email: SBernard@wsgr.com

Notices to the Company:

Longevity Acquisition Corporation
Suite 807, Tower 2, Century Link Plaza, No. 1196
Century Avenue, Pudong District
Shanghai, China
Attn: Matthew Chen, Chairman and Chief Executive Officer
Email: matthew.x.chen@qq.com

with a copy to (prior to the Closing) (which will not constitute notice):

Hunter Taubman Fischer & Li LLC
800 Third Avenue, Suite 2800
New York, NY 10022
Attention: Arila Zhou
Email: azhou@htflawyers.com
Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
11.05 Succession and Assignment.   This Agreement will inure to the benefit of, and be binding upon, the successors and assigns of the Parties. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assignable by Parent, Merger Sub or the Company; provided, however, that Parent may (a) assign its rights, but not its obligations, under this Agreement to any Affiliate of Parent or to any future purchaser of Parent or the Surviving Company or its respective assets or (b) collaterally assign any or all of their rights and interests hereunder to one or more lenders of Parent or the Surviving Company.
11.06 Severability.   Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
11.07 References.   The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and will not in any way affect the meaning or interpretation of this Agreement or any Exhibit hereto. All references to days (excluding Business Days) or months will be deemed references to calendar days or months. All references to “$” will be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” will be deemed to refer to a section of this Agreement, an Exhibit to this Agreement or a Schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” or any variation thereof means “including, without limitation” and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.
11.08 Construction.   The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
11.09 Amendment and Waiver.   Any provision of this Agreement or the Disclosure Schedules hereto may be amended or waived only in a writing signed (a) in the case of any amendment, by the Company (or the Surviving Company following the Closing), Parent and the Company and (b) in the case of a waiver, by the Party or Parties waiving rights hereunder. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.
11.10 Entire Agreement.   This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties, and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, in each case, to the extent they relate to the subject matter hereof. The exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof as if set forth in full herein.
11.11 Third-Party Beneficiaries.   Except as set forth in or contemplated by Article VIII, this Agreement is not intended to confer upon any other Person any rights or remedies hereunder.
11.12 WAIVER OF TRIAL BY JURY.   EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
11.13 Counterparts.   This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which will constitute one agreement. Execution and delivery of this Agreement by exchange of electronically transmitted counterparts bearing the signature of a Party will be equally as effective as delivery of a manually executed counterpart of such Party.
11.14 Governing Law.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to principles of conflicts of law that would result in the application of the substantive law of another jurisdiction.
11.15 Submission to Jurisdiction; Consent to Service of Process.
(a) Each Party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if no federal court in the State of Delaware accepts jurisdiction, any state court within the State of Delaware) over all Related Claims, and each Party hereby irrevocably agrees that all Related Claims may be heard and determined in such courts. Each Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of any such Related Claim brought in any such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
(b) Each Party hereby consents to process being served by any other Party in any Related Claim by the delivery of a copy thereof in accordance with the provisions of Section 11.04 (other than by email) along with a notification that service of process is being served in conformance with this Section 11.15(b). Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

11.16 Remedies Cumulative.   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.
11.17 Specific Performance.
(a) Each Party agrees that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any other remedies available under this Agreement, the Parties agree that, prior to the termination of this Agreement, each Party will be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent the other Party’s breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the Company’s or Parent’s obligation to consummate the transactions contemplated by this Agreement if required to do so hereunder). Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (i) any defenses in any Legal Proceeding for an injunction, specific performance or other equitable relief, including the defense that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (ii) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.
(b) To the extent any Party brings any Legal Proceeding to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Outside Date will automatically be extended to (i) the 20th (twentieth) Business Day after such Legal Proceeding is no longer pending or (ii) such other date established by the court presiding over such Legal Proceeding.
11.18 No Recourse.   Except in the case of fraud, all actions, claims, obligations, liabilities or causes of actions (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach of this Agreement and (d) any failure of the Merger to be consummated, may be made only against (and, without prejudice to the rights of any express third party beneficiary to whom rights under this Agreement inure pursuant to Section 11.11), are those solely of the Persons that are expressly identified as parties to this Agreement and not against any Released Party. Except in the case of fraud, no other Person, including any director, officer, employee, incorporator, member, partner, manager, stockholder, optionholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender to, any party to this Agreement, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or Representative of, or any financial advisor or lender (each of the foregoing, a “Released Party”) to any of the foregoing shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d) and each Party, on behalf of itself and its Affiliates, hereby irrevocably releases and forever discharges each of the Released Parties from any such liability or obligation.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger on the day and year first above written.
Parent:	4D PHARMA PLC
By: /s/ Duncan Peyton Name: Duncan Peyton Title: Chief Executive Officer
Merger Sub:	DOLPHIN MERGER SUB LIMITED
By: /s/ Duncan Peyton Name: Duncan Peyton Title: Director
the Company:	LONGEVITY ACQUISITION CORPORATION
By: /s/ Matthew Chen Name: Matthew Chen Title: Chairman and Chief Executive Officer